Exhibit (a)(1)(A)

Offer to Purchase for Cash

Up to 34,144,400 Shares of Class A Common Stock

(Including the Associated Preferred Stock Purchase Rights)

and

Up to 25,220,000 Shares of Class B Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

SunPower Corporation

at

$23.25 Net Per Share

by

Total Gas & Power USA, SAS

an indirect wholly owned subsidiary of

TOTAL S.A.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 31, 2011, UNLESS THE OFFER IS EXTENDED.

Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Purchaser”) and an indirect wholly owned subsidiary of Total S.A., a société anonyme organized under the laws of the Republic of France (“Total”), is offering to purchase up to 34,144,400 shares of Class A Common Stock, par value $0.001 per share, of SunPower Corporation, a Delaware corporation (“SunPower”), together with the associated preferred stock purchase rights issued in connection with and subject to the Rights Agreement, as amended (the “Rights Agreement”), dated as of August 12, 2008, by and between SunPower and Computershare Trust Company, N.A (the “Class A Shares”), and up to 25,220,000 shares of Class B Common Stock, par value $0.001 per share, of SunPower, together with the associated preferred stock purchase rights issued in connection with and subject to the Rights Agreement (the “Class B Shares” and together with the Class A Shares, the “Shares”), for $23.25 per share, net to the holder thereof in cash (the “Offer Price”), without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to Purchase and the related Letter of Transmittal (which, together with any amendments, supplements or modifications thereto, collectively constitute the “Offer”).

Purchaser expressly reserves the right, without amending or extending the Offer, to purchase an additional number of Class A Shares and Class B Shares that are validly tendered and not properly withdrawn, so long as (i) such additional number of Class A Shares or Class B Shares (as applicable) does not exceed 2% of the total number of Class A Shares or Class B Shares (as applicable) outstanding at the close of business on the business day prior to the Expiration Date (as defined below), and (ii) the total number of Class A Shares or Class B Shares (as applicable) purchased by Purchaser in the Offer, together with the number of Class A Shares or Class B Shares (as applicable) (if any) then owned beneficially by any “group” (as defined in or under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of which Purchaser is a member, does not exceed 60% of the total number of Class A Shares or Class B Shares (as applicable) that are outstanding at the close of business on the business day prior to the Expiration Date.

Only Shares validly tendered and not properly withdrawn will be purchased. Due to the proration provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Class A Shares or Class B Shares sought in the offer are properly tendered. Shares not purchased in the Offer will be returned at purchaser’s expense promptly following the expiration of the Offer. See the Offer—Section 2—“Acceptance for Payment; Proration; Payment.”

The Offer is being made pursuant to a Tender Offer Agreement, dated as of April 28, 2011 (as it may be amended, supplemented or modified from time to time, the “Tender Offer Agreement”), by and between Purchaser and SunPower.

The board of directors of SunPower unanimously (1) determined that the Offer and the Tender Offer Agreement (including the transactions contemplated by the Tender Offer Agreement) are fair to, and in the best interests of SunPower and its stockholders; (2) approved the Tender Offer Agreement and the transactions contemplated by the Tender Offer Agreement, including the Offer; and (3) recommends that SunPower’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned upon (i) there being validly tendered (not including Shares tendered pursuant to procedures for guaranteed delivery) and not withdrawn in accordance with the terms of the Offer (a) a number of Class A Shares which, together with the number of Class A Shares, if any, beneficially owned by any “group,” as defined in or under Section 13(d) of the Exchange Act, in which Purchaser is a member, constitutes at least a majority of the total number of then outstanding Class A Shares and (b) a number of Class B Shares which, together with the number of Class B Shares, if any, beneficially owned by any “group,” as defined in or under Section 13(d) of the Exchange Act, in which Purchaser is a member, constitutes at least a majority of the total number of then outstanding Class B Shares; (ii)(a) any waiting period (and extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, and (b)(i) obtaining clearance under Council Regulation (EC) no. 139/2004 of 20 January 2004 of the Council of the European Union (the “EC Merger Regulation”) in the manner described in this Offer to Purchase and (iii) the satisfaction or waiver of the other conditions set forth in this Offer to Purchase. See “Introduction” and the Offer—Section 15—“Conditions of the Offer.”

The Dealer Manager for the Offer is:	The Information Agent for the Offer is:

Dated May 3, 2011

IMPORTANT

Any SunPower stockholder desiring to tender Shares in the Offer should:

1.	For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

•

contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

2.	For Shares that are registered in the stockholder’s name and held in book-entry form:

•

complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message. See The Offer—Section 3—“Procedures for Tendering Shares—Book-Entry Transfer”;

•	if using the Letter of Transmittal, have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•

deliver an Agent’s Message or the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any other required documents to Computer Share Trust Company, N.A., the Depositary for the Offer, at its address on the back of this Offer to Purchase before the expiration of the Offer; and

•	transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

3.	For Shares that are registered in the stockholder’s name and held as physical certificates:

•	complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal;

•	have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•

deliver the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary at its address on the back of this Offer to Purchase before the expiration of the Offer.

Any SunPower stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in The Offer—Section 3—“Procedures for Tendering Shares—Guaranteed Delivery.”

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent, or to Credit Suisse Securities (USA) LLC, the Dealer Manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or Dealer Manager. SunPower stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

-ii-

-iii-

SUMMARY TERM SHEET

The following are some of the questions you, as a stockholder of SunPower, may have, and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my Shares?

Our name is Total Gas & Power USA, SAS. We are a a société par actions simplifiée organized under the laws of the Republic of France and an indirect wholly owned subsidiary of Total S.A., a société anonyme organized under the laws of the Republic of France. Total S.A. is one of the world’s major oil and gas groups, with activities in more than 130 countries. See The Offer—Section 9—“Certain Information Concerning Purchaser and Total.”

What securities are you offering to purchase?

We are offering to purchase up to 34,144,400 Class A Shares and 25,220,000 Class B Shares, which represents 60% of the issued and outstanding Class A Shares and Class B Shares as of April 27, 2011, respectively. We expressly reserve the right, without amending or extending the Offer, to (x) purchase an additional number of Class A Shares that are validly tendered and not properly withdrawn, so long as (i) such additional number of Class A Shares do not exceed 2% of the total number of Class A Shares outstanding at the close of business on the business day prior to the Expiration Date (as defined below), and (ii) the total number of Class A Shares purchased by Purchaser in the Offer, together with the number of Class A Shares (if any) then owned beneficially by any “group” (as defined in or under Section 13(d) of the Exchange Act) of which Purchaser is a member, does not exceed 60% of the total number of Class A Shares that are outstanding at the close of business on the business day prior to the Expiration Date, and (y) purchase an additional number of Class B Shares that are validly tendered and not properly withdrawn, so long as (i) such additional number of Class B Shares do not exceed 2% of the total number of Class B Shares outstanding at the close of business on the business day prior to the Expiration Date, and (ii) the total number of Class B Shares purchased by Purchaser in the Offer, together with the number of Class B Shares (if any) then owned beneficially by any “group” (as defined in or under Section 13(d) of the Exchange Act) of which Purchaser is a member, does not exceed 60% of the total number of Class B Shares that are outstanding at the close of business on the business day prior to the Expiration Date. See “Introduction.”

How much are you offering to pay for my Shares and what is the form of payment?

We are offering to pay you $23.25 per Share in cash without interest and less applicable withholding taxes. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name) and you directly tender your Shares in the Offer to Computershare Trust Company, N.A., the depositary for the Offer, you will not have to pay brokerage fees or commissions. If you own Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

Do you have the financial resources to pay for the Shares?

Yes. We estimate that we will need approximately $1.4 billion to purchase all the Shares subject to the Offer and to pay related fees and expenses. Total or one of its subsidiaries will contribute or otherwise advance funds to enable us to consummate the Offer. As of March 31, 2011, Total had cash and cash equivalents in the amount of approximately €17.327 billion (approximately $23.703 billion based on an average exchange rate for the first quarter of 2011 of $1.3680/€), and we, through Total, will have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares validly tendered and not properly withdrawn in the Offer. The Offer is not conditioned upon any financing arrangements. See The Offer—Section 10—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

No. We do not believe that our financial condition is relevant to your decision of whether to tender Shares in the Offer because:

•	the form of payment in the Offer consists solely of cash;

•	the Offer is not conditioned upon any financing arrangements;

•	we, through Total, will have sufficient financial resources available to purchase all the Shares subject to the Offer; and

•

Total has guaranteed the full and prompt payment when due of all of Purchaser’s payment obligations under the Tender Offer Agreement, up to an aggregate amount equal to the value of the Shares that are subject to the Offer multiplied by the Offer Price.

See The Offer—Section 10—“Source and Amount of Funds.”

Has SunPower’s Board of Directors approved the Offer?

Yes. The Offer is being made pursuant to the Tender Offer Agreement. The board of directors of SunPower unanimously:

•

determined that the Offer and the Tender Offer Agreement (including the transactions contemplated by the Tender Offer Agreement) are fair to, and in the best interests of, SunPower and its stockholders;

•	approved the Tender Offer Agreement and the transactions contemplated by the Tender Offer Agreement, including the Offer; and

•	recommends that SunPower’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

See The Offer—Section 11—“Background of the Offer; Contacts with SunPower.”

How long do I have to decide whether to tender in the Offer?

You have until the expiration date of the Offer to tender your Shares. The Offer currently is scheduled to expire at 12:00 midnight, New York City time, on Tuesday, May 31, 2011. The Offer may be extended pursuant to, and in accordance with, the terms of the Tender Offer Agreement or as may be required by applicable law. See The Offer—Section 1—“Terms of the Offer.”

Following the expiration of the Offer, Purchaser will not conduct any subsequent offering periods, and SunPower stockholders will not have the opportunity to tender additional Shares.

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will inform Computershare Trust Company, N.A., the depositary for the Offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See The Offer—Section 1—“Terms of the Offer.”

What are the conditions to the Offer?

The Offer is not subject to any financing condition. The Offer is conditioned upon:

•

there being validly tendered (not including Shares tendered pursuant to procedures for guaranteed delivery) and not withdrawn in accordance with the terms of the Offer (i) a number of Class A Shares which, together with the number of Class A Shares, if any, beneficially owned by any “group,” as defined in or under Section 13(d) of the Exchange Act, in which Purchaser is a member, constitutes at least a majority of the total number of then outstanding Class A Shares and (ii) a number of Class B Shares which, together with the number of Class B Shares, if any, beneficially owned by any “group,” as defined in or under Section 13(d) of the Exchange Act, in which Purchaser is a member, constitutes at least a majority of the total number of then outstanding Class B Shares;

•

(a) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Tender Offer Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated; and (b)(i) the European Commission (the “Commission”) having taken a decision under Article 6(1)(b) of the EC Merger Regulation (or having been deemed to have taken a decision pursuant to Article 10(6) of the EC Merger Regulation) declaring that such transactions are compatible with the common market or (ii) if the Commission has taken a decision to refer the whole or part of the transactions contemplated by the Tender Offer Agreement to the competent authorities of a member state in accordance with Article 9(3) of the EC Merger Regulation, any such authority having taken a decision with equivalent effect to the decisions in clause (b)(i) above with respect to those parts of the transactions referred to such authority and, where applicable, the Commission having taken a decision as contemplated under (b)(i) above with respect to those parts of the transactions that have not been referred to the competent authorities of a member state; and

•	the satisfaction or waiver of the other conditions set forth in Annex A to the Tender Offer Agreement.

See The Offer—Section 15—“Conditions of the Offer.”

How do I tender my Shares?

If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender your Shares to the Purchaser on your behalf before the expiration of the Offer.

If your Shares are registered in your name and held in book-entry form (i.e., no stock certificates have been issued to you):

•

complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares—Book-Entry Transfer”);

•	if using the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•

deliver an Agent’s Message or the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any other required documents to Computershare Trust Company, N.A., the Depositary for the Offer, at its address on the back of this Offer to Purchase before the expiration of the Offer; and

•	transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

If your Shares are registered in your name and held as physical certificates:

•	complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal;

•	have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•

deliver the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary at its address on the back of this Offer to Purchase before the expiration of the Offer.

If you are a record holder, but your stock certificate is not available or you cannot deliver your stock certificate to the Depositary before the Offer expires, you may be able to obtain three additional trading days of The NASDAQ Stock Market to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, MacKenzie Partners, Inc., call collect at (212) 929-5500 or toll-free at (800) 322-2885 or the Dealer Manager, Credit Suisse Securities (USA) LLC, at (212) 538-4581 or toll-free at (800) 318-8219 for assistance.

See Section 3—“Procedures for Tendering Shares” of this Offer to Purchase for more details.

What happens if the Offer is oversubscribed?

If more than 34,144,400 Class A Shares are validly tendered and not properly withdrawn prior to the expiration of the Offer (or such greater number of Class A Shares as we may elect to purchase in the Offer as expressly permitted by the Tender Offer Agreement), we will purchase Class A Shares on a pro rata basis, with fractional Class A Shares rounded to the nearest whole Class A Share, such that the aggregate number of Class A Shares that we purchase is equal to 34,144,400 Class A Shares (or such greater number of Class A Shares as we may elect to purchase in the Offer as expressly permitted by the Tender Offer Agreement).

If more than 25,220,000 Class B Shares are validly tendered and not properly withdrawn prior to the expiration of the Offer (or such greater number of Class B Shares as we may elect to purchase in the Offer as expressly permitted by the Tender Offer Agreement), we will purchase Class B Shares on a pro rata basis, with fractional Class B Shares rounded to the nearest whole Class B Share, such that the aggregate number of Class B Shares that we purchase is equal to 25,220,000 Class B Shares (or such greater number of Class B Shares as we may elect to purchase in the Offer as expressly permitted by the Tender Offer Agreement).

Because of the proration provisions described above, we may not purchase all of the Shares that you tender. See The Offer—Section 2—“Acceptance for Payment; Proration; Payment.”

May I withdraw Shares that I previously tendered in the Offer? Until what time can I withdraw tendered shares?

You can withdraw tendered shares at any time until the Offer has expired and, unless and until we accept them for payment, such shares may also be withdrawn at any time after July 2, 2011. See The Offer—Section 4—“Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw tendered Shares, you must deliver a written notice of withdrawal with the required information to Computershare Trust Company, N.A., at one of its addresses set forth on the back cover of this Offer to Purchase while you have the right to withdraw the Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See The Offer—Section 4—“Withdrawal Rights.”

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the Offer, we will pay for up to 34,144,400 Class A Shares and 25,220,000 Class B Shares (or such greater number of Class A Shares and Class B Shares as we may elect to purchase in the Offer as expressly permitted by the Tender Offer Agreement) that are validly tendered and not properly withdrawn promptly after the date of expiration of the Offer and acceptance of the Shares for payment subject to the satisfaction or waiver of the conditions to the Offer described in The Offer—Section 15—“Conditions of the Offer.” See also The Offer—Section 2—“Acceptance for Payment; Proration; Payment.” We will announce the final proration factor and commence payment for the Shares purchased pursuant to the Offer promptly after the expiration of the Offer.

We will pay for your validly tendered and not properly withdrawn Shares that we accept for payment by depositing the purchase price with Computershare Trust Company, N.A., which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares that are accepted for payment will be made only after timely receipt by Computershare Trust Company, N.A., of certificates for such Shares (or of a confirmation of a book-entry transfer of such shares as described in The Offer—Section 3—“Procedures for Tendering Shares—Book-Entry Transfer”), a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See The Offer—Section 2—“Acceptance for Payment; Proration; Payment.”

What is the purpose of the Offer?

The purpose of the Offer is for Total to indirectly acquire greater than a majority equity interest in SunPower and, in turn, further develop a strong renewable energy business within Total. See The Offer—Section 13—“Purpose of the Offer; Plans for SunPower.”

Are there any other agreements between Total and SunPower or Purchaser and SunPower?

Yes. As part of the Offer, Purchaser and SunPower have entered into an affiliation agreement that will govern their ongoing relationship once the Offer closes. Pursuant to the affiliation agreement, among other things, (i) Purchaser will initially have the right to designate six out of eleven members of the SunPower Board (as defined below), (ii) Purchaser will have the right to approve certain actions before they are taken by SunPower, (iii) Total, together with its affiliates and others acting in concert with it, will be prohibited from effecting certain actions without first obtaining the approval of a majority of the directors on the SunPower Board that are independent and not designated by Purchaser and (iii) Purchaser and its affiliates will be subject to certain restrictions relating to the number of additional Shares that they can purchase and fundamental corporate transactions that they can propose or consummate involving SunPower. See The Offer—Section 12—“Transaction Documents—The Affiliation Agreement.”

In addition, Total and SunPower have entered into a credit support agreement pursuant to which Total has agreed to enter into one or more guarantee agreements with banks providing letter of credit facilities to SunPower in support of certain of SunPower’s businesses. Pursuant to these guarantees, Total will guarantee the payment to the applicable bank of SunPower’s obligation to reimburse a draw on the letter of credit. See The Offer—Section 12—“Transaction Documents—The Credit Support Agreement.”

Total and SunPower have also entered into a research & collaboration agreement that establishes a framework under which they may engage in a number of different long-term projects and short- or medium-term projects, with a focus on advancing technologies in the area of photovoltaics. See The Offer—Section 12—“Transaction Documents—The R&C Agreement.”

SunPower has indicated its intent to acquire Total’s interest in Tenesol S.A., a French company that designs, manufacturers, markets, installs and operates solar photovoltaic systems, subject to confirmatory due diligence. Total currently owns a 50% interest in Tenesol and recently announced that it was acquiring the remaining 50% interest in Tenesol that is held by EDF ENR. SunPower and Purchaser have entered into a non-binding term sheet in connection with SunPower’s potential purchase. The term sheet provides for SunPower to acquire 100% of the outstanding capital stock of Tenesol in exchange for approximately US$167 million, subject to adjustment based on further due diligence to be completed by SunPower. See The Offer—Section 12—“Transaction Documents—The Term Sheet for SunPower’s Acquisition of Tenesol.”

Also in connection with the Offer, Purchaser and SunPower entered into a customary registration rights agreement related to Purchaser’s ownership of Shares. The registration rights agreement provides Purchaser with shelf registration rights, subject to certain customary exceptions, and up to two demand registration rights in any 12-month period, also subject to certain customary exceptions. Purchaser also has certain rights to participate in any registrations of securities initiated by SunPower. See The Offer—Section 12—“Transaction Documents—The Registration Rights Agreement.”

If the Offer is completed and Shares are accepted for payment, do you expect SunPower to continue to be traded as a public company?

Yes. We do not expect that the completion of the Offer in accordance with its terms and conditions will cause SunPower to be delisted from The NASDAQ Stock Market or to stop being subject to the periodic reporting requirements of the Exchange Act. See The Offer—Section 7—“Possible Effects of the Offer on the Market for the Shares; Stock Listing; Registration under the Exchange Act; Margin Regulations.”

If I decide not to tender, how will the Offer affect my Shares?

SunPower stockholders who do not tender their Shares pursuant to the Offer will continue to be owners of SunPower. As a result, such stockholders will continue to participate in the future performance of SunPower and to bear the attendant risks associated with owning Shares, including risks resulting from our purchase of the Shares pursuant to the Offer. Stockholders that do not tender their Shares pursuant to the Offer may be able to sell their Shares in the future on The NASDAQ Stock Market or otherwise at a net price higher or lower than the Offer Price. We can give no assurance, however, as to the price at which a SunPower stockholder may be able to sell his, her or its Shares in the future.

What are the “associated preferred stock rights?”

Pursuant to the Rights Agreement, the board of directors of SunPower declared a dividend of one right to purchase one one-hundreth of a share of SunPower’s preferred stock for each Class A Share and each Class B Share then outstanding. These rights are designed to address the potential for an acquiror or significant investor to take advantage of SunPower’s capital structure and unfairly discriminate between classes of Shares. These rights are not represented by separate certificates. Instead, they are evidenced by certificates of Shares and they automatically trade with the associated Shares. Unless the context otherwise requires, all references to the Shares shall include the associated preferred stock purchase rights. Unless the preferred stock purchase rights are redeemed prior to the expiration of the Offer, a tender of the Shares will constitute a tender of the associated preferred stock purchases rights.

As part of the transactions contemplated by the Tender Offer Agreement, SunPower has agreed to make the Rights Agreement not applicable to (i) the approval, execution or delivery of the Tender Offer Agreement, (ii) the commencement or consummation of the Offer, (iii) the consummation of the other transactions contemplated by the Tender Offer Agreement and the related agreements, (iv) the public or other announcement of any of the foregoing and (v) following the completion of the Offer, and subject to certain conditions, Total, Purchaser and certain of their affiliates and transferees.

Are appraisal rights available in the Offer?

No. Appraisal rights are not available to holders of Shares in connection with the Offer.

What is the market value of my Shares as of a recent date?

On April 28, 2011, the last full trading day before the announcement of the Tender Offer Agreement, the last reported sales price of Class A Shares reported on The NASDAQ Stock Market was $16.12 per share and the last reported sales price of Class B Shares reported on The NASDAQ Stock Market was $15.78 per share. On May 2, 2011, the last full trading day before the date of this Offer to Purchase, the last reported sales price of Class A Shares reported on The NASDAQ Stock Market was $21.48 per share and the last reported sales price of Class B Shares reported on The NASDAQ Stock Market was $21.23 per share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender your Shares.

What are the federal income tax consequences of participating in the Offer?

A U.S. Holder (as defined in The Offer—Section 5—“Material United States Federal Income Tax Consequences”) that disposes of Shares pursuant to the Offer generally will recognize gain or loss equal to the difference between the amount of cash that the U.S. Holder is entitled to receive pursuant to the Offer and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer. A Non-U.S. Holder (as defined in The Offer—Section 5—“Material United States Federal Income Tax Consequences”) generally will not be subject to U.S. federal income tax on gain realized on the disposition of Shares pursuant to the Offer provided, that (i) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the U.S. and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the U.S. for 183 days or more in the taxable year of the disposition.

SunPower stockholders should read carefully the section entitled “Material United States Federal Income Tax Consequences” and should consult their own tax advisors regarding the tax considerations applicable to them in their particular circumstances. See The Offer—Section 5—“Material United States Federal Income Tax Consequences.”

Who can I talk to if I have questions about the Offer?

For further information, you can contact MacKenzie Partners, Inc., the information agent for the Offer, at (212) 929-5500 (call collect) or (800) 322-2885 (toll free) or tenderoffer@mackenziepartners.com (email) or Credit Suisse Securities (USA) LLC, the dealer manager for the Offer, at (212) 538-4581 or (800) 318-8219 (toll free). See the back cover of this Offer to Purchase.

To all holders of Class A Common Stock and Class B Common Stock of SunPower:

INTRODUCTION

Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Purchaser,” “we,” “us,” or “our”), an indirect wholly owned subsidiary of Total S.A., a société anonyme organized under the laws of the Republic of France (“Total”), is offering to purchase (this “Offer to Purchase”) up to 34,144,400 shares of Class A Common Stock, par value $0.001 per share, of SunPower Corporation, a Delaware corporation (the “Class A Shares”), and up to 25,220,000 shares of Class B Common Stock, par value $0.001 per share, of SunPower (the “Class B Shares” and together with Class A Shares, the “Shares”), which represent 60% of the issued and outstanding Class A Shares and Class B Shares, respectively, as of April 27, 2011, for $23.25 per Share, net to the holder thereof in cash (the “Offer Price”), without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments, supplements or modifications thereto, collectively constitute the “Offer”). Unless the context otherwise requires, all references to the Class A Shares, the Class B Shares or the Shares shall include the associated preferred stock purchase rights issued in connection with and subject to the Rights Agreement dated as of August 12, 2008 by and between SunPower and Computershare Trust Company, N.A., as amended, and unless the associated rights are redeemed prior to the expiration of the Offer, a tender of Shares will also constitute a tender of the associated rights. No additional consideration will be paid for the associated rights.

We expressly reserve the right, without amending or extending the Offer, to (x) purchase an additional number of Class A Shares that are validly tendered and not properly withdrawn, so long as (i) such additional number of Class A Shares do not exceed 2% of the total number of Class A Shares outstanding at the close of business on the business day prior to the Expiration Date, and (ii) the total number of Class A Shares purchased by Purchaser in the Offer, together with the number of Class A Shares (if any) then owned beneficially by any “group” (as defined in or under Section 13(d) of the Exchange Act) of which Purchaser is a member, does not exceed 60% of the total number of Class A Shares that are outstanding at the close of business on the business day prior to the Expiration Date, and (y) purchase an additional number of Class B Shares that are validly tendered and not properly withdrawn, so long as (i) such additional number of Class B Shares do not exceed 2% of the total number of Class B Shares outstanding at the close of business on the business day prior to the Expiration Date, and (ii) the total number of Class B Shares purchased by Purchaser in the Offer, together with the number of Class B Shares (if any) then owned beneficially by any “group” (as defined in or under Section 13(d) of the Exchange Act) of which Purchaser is a member, does not exceed 60% of the total number of Class B Shares that are outstanding at the close of business on the business day prior to the Expiration Date.

Only Shares validly tendered and not properly withdrawn will be purchased. However, because of the proration provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Class A Shares and/or Class B Shares that we seek are tendered. We will return Shares that we do not purchase because of proration to the tendering stockholders at our expense promptly following the expiration of the Offer. See The Offer—Section 2—“Acceptance for Payment; Proration; Payment.”

Stockholders who have Shares registered in their own names and tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name through a broker, dealer, commercial bank, trust company or other nominee should consult with their broker, dealer, commercial bank, trust company or other nominee to determine if they charge any transaction fees in connection with tendering Shares. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay transfer taxes on the sale of Shares pursuant to the Offer. Purchaser will pay or cause to be paid all charges and expenses of the Depositary, MacKenzie Partners, Inc. (the “Information Agent”) and Credit Suisse Securities (USA) LLC (the “Dealer Manager”) incurred in connection with the Offer. See The Offer—Section 17—“Fees and Expenses.”

The Offer will expire at 12:00 midnight, New York City time on Tuesday, May 31, 2011, unless extended in accordance with the terms of the Tender Offer Agreement. We refer to the time at which the Offer so expires as the “Expiration Time,” and the date on which the Offer so expires as the “Expiration Date.” See The Offer—Section 1—“Terms of the Offer,” The Offer—Section 15—“Conditions of the Offer” and The Offer—Section 16—“Certain Legal Matters; Regulatory Approvals.”

The Offer is being made pursuant to a Tender Offer Agreement, dated as of April 28, 2011, by and between Purchaser and SunPower (the “Tender Offer Agreement”). The board of directors of SunPower (the “SunPower Board”) unanimously (1) determined that the Offer and the Tender Offer Agreement (including the transactions contemplated by the Tender Offer Agreement) are fair to, and in the best interests of, SunPower and its stockholders; (2) approved the Tender Offer Agreement and the transactions contemplated by the Tender Offer Agreement, including the Offer; and (3) recommends that SunPower’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

For factors considered by the SunPower Board, see SunPower’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (“SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

Notwithstanding any other provision of the Offer or the Tender Offer Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Tender Offer Agreement, may terminate or amend the Offer, if, immediately prior to any expiration of the Offer:

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there have not been validly tendered (for purposes of this paragraph, excluding Shares tendered pursuant to procedures for guaranteed delivery) and not withdrawn in accordance with the terms of the Offer (a) a number of Class A Shares which, together with the number of Class A Shares, if any, beneficially owned by any “group,” as defined in or under Section 13(d) of the Exchange Act in which Purchaser is a member, constitutes at least a majority of the total number of then outstanding Class A Shares and (b) a number of Class B Shares which, together with the number of Class B Shares, if any, beneficially owned by any “group,” as defined in or under Section 13(d) of the Exchange Act, in which Purchaser is a member, constitutes at least a majority of the total number of then outstanding Class B Shares;

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(a) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Tender Offer Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been terminated; or (b) (i) the European Commission (the “Commission”) has not taken a decision under Article 6(1)(b) of the EC Merger Regulation (or has not been deemed to have taken a decision pursuant to Article 10(6) of the EC Merger Regulation) declaring that such transactions are compatible with the common market or (ii) if the Commission has taken a decision to refer the whole or part of the transactions contemplated by the Tender Offer Agreement to the competent authorities of a member state in accordance with Article 9(3) of the EC Merger Regulation, any such authority has not taken a decision with equivalent effect to the decisions in clause (b)(i) above with respect to those parts of the transactions referred to such authority and, where applicable, the Commission has not taken a decision as contemplated under (b)(i) above with respect to those parts of the transactions that have not been referred to the competent authorities of a member state;

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any of the Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), the Commission or, if the Commission has taken a decision to refer the whole or part of the transactions contemplated by the Tender Offer Agreement to the competent authorities of a member state in accordance with Article 9(3) of the EC Merger Regulation, such competent authorities (which we refer to collectively as the “Applicable Governmental Authorities”) of competent jurisdiction has (a) enacted, issued or promulgated any law that is in effect as of immediately prior to the Expiration Time and has the effect of making the consummation of the Offer illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, (b) issued or granted any order that is in effect as of immediately prior to the Expiration Time and has the effect of making the consummation of the Offer illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or (c) issued or granted any order that is in effect as of immediately prior to the Expiration Time and has any of the effects set forth in the following bullet;

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there is pending any legal proceeding commenced by any Applicable Governmental Authority of competent jurisdiction against Purchaser or SunPower, or any of their respective affiliates, (a) seeking to enjoin the acquisition by Purchaser of any Shares pursuant to the Offer or seeking to restrain or prohibit the making or consummation of the Offer, (b) seeking to impose limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer, (c) seeking to impose limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to SunPower stockholders, or (d) seeking to prohibit or impose limitations on the ownership or operation by Purchaser of any portion of the business or assets of Purchaser or SunPower (or any of their respective affiliates), or to compel Purchaser to dispose of or hold separate any portion of the business or assets of Purchaser or SunPower (or any of their respective affiliates), in any such case in a manner that would be reasonably expected to (i) have a material adverse effect on SunPower and its subsidiaries, taken as a whole, (ii) have a material adverse effect on SunPower, Total and their respective subsidiaries, taken as a whole, or (iii) materially and adversely affect the benefits to be derived from the Offer;

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any of the representations and warranties of SunPower related to organization and standing, corporate approvals and capitalization, (i) to the extent not qualified by materiality or “Material Adverse Effect,” is not true and correct in any material respect, and (ii) to the extent so qualified is not true and correct in any respect, on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of the scheduled expiration of the Offer (other than those representations and warranties which address matters only as of a particular date, which will not have been so true and correct as of such particular date);

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any of the representations and warranties of SunPower set forth in the Tender Offer Agreement (other than those described in the previous bullet) is not true and correct in any respect, on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which will have been true and correct in all respects only as of such particular date), except in any event for any failure to be so true and correct, individually or in the aggregate, which has not had a Material Adverse Effect (as defined under The Offer—Section 15—“Conditions of the Offer.”); provided, however, that for purposes of determining the accuracy of the representations and warranties of SunPower set forth in the Tender Offer Agreement for purposes of this condition, all “Material Adverse Effect” and materiality qualifiers set forth in such representations and warranties will be disregarded;

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any of the representations and warranties of SunPower set forth in the Credit Support Agreement (as described under The Offer—Section 12—“Transaction Documents”), (i) to the extent not qualified by materiality or “Material Adverse Effect,” is not true and correct in any material respect, and (ii) to the extent so qualified is not true and correct in any respect, on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of the scheduled expiration of the Offer;

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Purchaser has not received a certificate, validly executed for and on behalf of SunPower and in its name by the chief executive officer or chief financial officer of SunPower, dated as of the date on which the Offer expires pursuant to the Tender Offer Agreement, certifying as to the satisfaction of the conditions described in the previous three bullets;

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SunPower has failed to perform in any material respect any obligation to be performed by it under the Tender Offer Agreement or failed to perform in any material respect any covenant to be performed by it under the Tender Offer Agreement prior to any scheduled expiration of the Offer;

•	a Material Adverse Effect has occurred or exists following the execution and delivery of the Tender Offer Agreement and is continuing; or

•	the Tender Offer Agreement has been validly terminated in accordance with its terms.

The Offer is not subject to any financing condition. See The Offer—Section 15—“Conditions of the Offer.”

SunPower has represented to us that as of the close of business on April 27, 2011, there were 56,907,338 Class A Shares and 42,033,287 Class B Shares issued and outstanding. Based on the foregoing, the 34,144,400 Class A Shares and 25,220,000 Class B Shares that Purchaser is offering to purchase in the Offer represent 60% of the Class A Shares and Class B Shares outstanding as of April 27, 2011, and Purchaser believes, assuming additional Shares are not issued prior to the Expiration Time, that the Minimum Condition would be satisfied if 28,453,670 Class A Shares and 21,016,644 Class B Shares are validly tendered and not properly withdrawn prior to expiration of the Offer (as it may be extended in accordance with the terms of the Tender Offer Agreement).

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1. Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the conditions set forth in the Offer (including, if the Offer is extended or amended in accordance with the Tender Offer Agreement, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for 34,144,400 Class A Shares and 25,220,000 Class B Shares, to the extent such Shares are validly tendered and not properly withdrawn by the Expiration Time in accordance with the procedures set forth in Section 4—“Withdrawal Rights.”

We expressly reserve the right, without amending or extending the Offer, to (x) purchase an additional number of Class A Shares that are validly tendered and not properly withdrawn, so long as (i) such additional number of Class A Shares do not exceed 2% of the total number of Class A Shares outstanding at the close of business on the business day prior to the Expiration Date, and (ii) the total number of Class A Shares purchased by Purchaser in the Offer, together with the number of Class A Shares (if any) then owned beneficially by any “group” (as defined in or under Section 13(d) of the Exchange Act) of which Purchaser is a member, does not exceed 60% of the total number of Class A Shares that are outstanding at the close of business on the business day prior to the Expiration Date, and (y) purchase an additional number of Class B Shares that are validly tendered and not properly withdrawn, so long as (i) such additional number of Class B Shares do not exceed 2% of the total number of Class B Shares outstanding at the close of business on the business day prior to the Expiration Date, and (ii) the total number of Class B Shares purchased by Purchaser in the Offer, together with the number of Class B Shares (if any) then owned beneficially by any “group” (as defined in or under Section 13(d) of the Exchange Act) of which Purchaser is a member, does not exceed 60% of the total number of Class B Shares that are outstanding at the close of business on the business day prior to the Expiration Date.

The Offer is subject to the conditions set forth in Section 15—“Conditions of the Offer.” If any condition is not satisfied, Purchaser may, subject to the terms of the Tender Offer Agreement that restrict Purchaser’s ability to waive specified conditions to the Offer and, under specified circumstances, to extend the Offer without SunPower’s consent, (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4—“Withdrawal Rights,” retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase up to 34,144,400 Class A Shares and up to 25,220,000 Class B Shares validly tendered prior to the Expiration Time and not withdrawn (or such greater number of Class A Shares and Class B Shares as we may elect to purchase in the Offer as expressly permitted by the Tender Offer Agreement), or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, and the terms of the Tender Offer Agreement, Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below. Rule 14e-1(c) requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

Notwithstanding the foregoing, under the terms of the Tender Offer Agreement, Purchaser may not, without the prior written consent of SunPower, (i) waive the Minimum Condition, the Antitrust Condition, the Illegality Condition, the Government Litigation Condition or the Termination Condition (as each such term is defined in Section 15—“Conditions of the Offer”) or (ii) make any other change in the terms of, or conditions to, the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or increases or decreases the number of Shares sought in the Offer, other than increases in the number of Shares to be purchased by Purchaser in the Offer as expressly permitted by the Tender Offer Agreement, (C) extends the Offer, other than in a manner permitted or required by the provisions described in the following paragraph, (D) imposes conditions to the Offer other than those set forth in Section 15—“Conditions of the Offer,” (E) modifies the conditions set forth in Section 15—“Conditions of the Offer,” or (F) amends any other term or condition of the Offer in any manner that is adverse to the holders of Shares.

Purchaser is required to extend the Offer: (i) for any period required by any law or order, or any rule, regulation, interpretation or position of the SEC or its staff or The NASDAQ Stock Market; (ii) subject to clause (iii) below, for one or more periods of 10 business days per extension if, at any scheduled expiration of the Offer, any of the conditions to the Offer (other than the MAE Condition and the Valid Termination Condition (as each such term is defined in Section 15—“Conditions of the Offer”) is not satisfied or waived (if permitted under the Tender Offer Agreement) but each of the MAE Condition and the Valid Termination Condition is satisfied at such time; or (iii) for one or more periods, up to an aggregate of 30 calendar days if, at any scheduled expiration of the Offer, the Minimum Condition is not satisfied but all other conditions to the Offer are satisfied at such time, except that in no event is Purchaser required to extend the Offer past December 31, 2011. In the event that the MAE Condition is not satisfied as of any then scheduled expiration of the Offer, Purchaser may, at the sole discretion of Purchaser, extend the Offer for one or more successive extension periods of up to 30 calendar days in the aggregate (unless SunPower consents to further extension) in order to permit the satisfaction of such condition to the Offer. If the Tender Offer Agreement is validly terminated in accordance with its terms, Purchaser will promptly, irrevocably and unconditionally terminate the Offer and Purchaser will not acquire any Shares in the Offer. If the Offer is terminated by Purchaser, or the Tender Offer Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser will promptly return (and will cause the Depositary to return), in accordance with applicable law, all tendered Shares that have not then been purchased in the Offer to the registered holders thereof.

If, subject to the terms of the Tender Offer Agreement, (i)(a) Purchaser decreases the number of Shares being sought, (b) increases or decreases the number of Class A Shares or Class B Shares being sought in the Offer, other than increases in the number of Shares to be purchased by Purchaser in the Offer as expressly permitted by the Tender Offer Agreement or (c) increases or decreases the consideration to be paid for Shares pursuant to the Offer and (ii) the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days. If, subject to the terms of the Tender Offer Agreement, Purchaser makes any other material change in the terms of or information concerning the Offer or waives a material condition of the Offer, Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. “Business day” for SEC purposes means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If, subject to the terms of the Tender Offer Agreement, Purchaser extends the Offer, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, on Purchaser’s behalf, retain all Shares tendered, and such Shares may not be withdrawn except as provided in Section 4—“Withdrawal Rights.” Purchaser’s reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law and the terms of the Tender Offer Agreement, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Following the expiration of the Offer, Purchaser will not conduct any subsequent offering periods, and SunPower stockholders will not have the opportunity to tender additional Shares.

SunPower has provided to Purchaser a copy of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Purchaser will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment; Proration; Payment

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment in accordance with the terms of the Tender Offer Agreement), Purchaser will, promptly after the Expiration Date, accept for payment, and pay the Offer Price (without interest and less applicable withholding taxes) for up to 34,144,400 Class A Shares and 25,220,000 Class B Shares (or such greater number of Class A Shares and Class B Shares as we may elect to purchase in the Offer as expressly permitted by the Tender Offer Agreement) validly tendered before the Expiration Time and not properly withdrawn. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, Purchaser reserves the right, in its reasonable discretion and subject to applicable law and the terms of the Tender Offer Agreement, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer that are dependent upon the receipt of regulatory or government approvals. For a description of Purchaser’s right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 15—“Conditions of the Offer.” If Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

In the event the Offer is oversubscribed, Shares tendered will be subject to proration. The proration period expires at the Expiration Time. If more than 34,144,400 Class A Shares (or such greater number of Class A Shares as we may elect to purchase in the Offer as expressly permitted by the Tender Offer Agreement) are validly tendered and not properly withdrawn prior to the expiration of the Offer, we will purchase Class A Shares on a pro rata basis, with fractional Class A Shares rounded to the nearest whole Class A Share, such that the aggregate number of Class A Shares that we purchase is equal to 34,144,400 Class A Shares (or such greater number of Class A Shares as we may elect to purchase, subject to the terms of the Tender Offer Agreement). If more than 25,220,000 Class B Shares (or such greater number of Class B Shares as we may elect to purchase in the Offer as expressly permitted by the Tender Offer Agreement) are validly tendered and not properly withdrawn prior to the expiration of the Offer, we will purchase Class B Shares on a pro rata basis, with fractional Class B Shares rounded to the nearest whole Class B Share, such that the aggregate number of Class B Shares that we purchase is equal to 25,220,000 Class B Shares (or such greater number of Class B Shares as we may elect to purchase, subject to the terms of the Tender Offer Agreement).

If proration of tendered shares is required, Purchaser will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional shares, proration for each holder of Shares for each class of Shares will be based on the ratio of the number of Shares of the applicable class validly tendered and not properly withdrawn by such holder to the total number of Shares of the applicable class validly tendered and not properly withdrawn by all holders. Purchaser will announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer promptly after the expiration of the

Offer. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and the Dealer Manager and also may be able to obtain the information from their broker, dealer, commercial bank, trust company or other nominee.

If Purchaser accepts Shares for payment in the Offer but the number of Class A Shares or Class B Shares validly tendered before the Expiration Time and not properly withdrawn is less than or equal to 34,144,400 and 25,220,000, respectively (or such greater number of Class A Shares and Class B Shares as we may elect to purchase in the Offer as expressly permitted by the Tender Offer Agreement), Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment, and pay the Offer Price (without interest and less applicable withholding taxes) for all such Shares.

Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from Purchaser and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”), (ii) a properly completed and duly executed Letter of Transmittal and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3—“Procedures for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Such payments may be subject to certain tax withholding and information reporting requirements. See Section 5—“Material United States Federal Income Tax Consequences.” Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or delay in making such payment.

For purposes of the Offer, Purchaser shall be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer.

Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more wholly owned subsidiaries of Purchaser, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

If any tendered Shares are not purchased pursuant to the Offer for any reason, including as a result of proration, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at DTC), without expense to you, promptly following the expiration or termination of the Offer.

3. Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (a) certificates representing Shares tendered must be delivered to the Depositary or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each such financial institution, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Time, may tender such Shares by satisfying all of the requirements set forth below:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary (as provided below) prior to the Expiration Time; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which The NASDAQ Stock Market is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements. Notwithstanding any provision of the Tender Offer Agreement, this Offer to Purchase or the Letter of Transmittal, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

Binding Agreement. Purchaser’s acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Tender Offer Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of SunPower, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in Purchaser’s opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Purchaser or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4. Withdrawal Rights

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Time. Such Shares may also be withdrawn at any time on or after July 2, 2011 unless previously accepted for payment as provided herein. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. If you tender Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares set forth in Section 3—“Procedures for Tendering Shares” at any time prior to the Expiration Time.

If, subject to the terms of the Tender Offer Agreement, Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under this Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time on or after July 2, 2011 unless previously accepted for payment as provided herein. If the Antitrust Condition has not been satisfied prior to the Expiration Time and the Antitrust Condition continues not to be satisfied following July 2, 2011, tendering stockholders may exercise withdrawal rights following the procedures described in this Section 4.

5. Material United States Federal Income Tax Consequences

The following summary describes material U.S. federal income tax consequences to holders of Shares with respect to the disposition of Shares pursuant to the Offer. It addresses only holders that hold Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, Non-U.S. Holders (as defined below) that own or have owned more than 5% of any class of SunPower stock by vote or value (whether such stock is or was actually or constructively owned), regulated investment companies, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders that have a “functional currency” other than the U.S. dollar, U.S. expatriates, and persons that acquired Shares in a compensation transaction. In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax.

The following is based on the Code, Treasury regulations promulgated thereunder (“Treasury Regulations”), and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is (i) a citizen or individual resident of the U.S., (ii) a corporation (or an entity classified as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (b) it has properly elected under applicable Treasury Regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of Shares that is not a U.S. Holder and is not an entity classified as a partnership for U.S. federal tax purposes.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on both the partnership’s and the partner’s status. Partnerships that are beneficial owners of Shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors regarding the tax considerations applicable to them in their particular circumstances.

U.S. Holders. A U.S. Holder that disposes of Shares pursuant to the Offer generally will recognize capital gain or loss equal to the difference between the amount of cash that the U.S. Holder is entitled to receive pursuant to the Offer and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer. Capital gain of a non-corporate U.S. Holder derived with respect to a disposition of Shares in which the U.S. Holder has a holding period exceeding one year generally will be long-term capital gain. The deductibility of capital loss is subject to limitations. U.S. Holders should consult their own tax advisors regarding such limitations.

Non-U.S. Holders. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the disposition of Shares pursuant to the Offer provided, that (i) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the U.S. (or, under any applicable income tax treaty, the gain is not attributable to the Non-U.S. Holder’s U.S. permanent establishment) and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the U.S. for 183 days or more in the taxable year of the disposition.

Information Reporting and Backup Withholding Tax. If certain information reporting requirements are not met, a holder may be subject to backup withholding tax on proceeds received on the disposition of Shares pursuant to the Offer. Backup withholding tax is not an additional tax. A holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, such holder may be entitled to a refund, provided, that the requisite information is correctly furnished to the Internal Revenue Service in a timely manner. Holders should consult their own tax advisors regarding the information reporting and backup withholding tax rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6. Price Range of Shares; Dividends

The Class A Shares and the Class B Shares trade on The NASDAQ Global Select Market under the trading symbols “SPWRA” and “SPWRB,” respectively. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Class A Share and Class B Share on The NASDAQ Global Select Market as reported in SunPower’s Annual Report on Form 10-K for the year ended January 2, 2011 (the “SunPower 10-K”) with respect to fiscal years 2009 and 2010 and as reported by published financial sources with respect to fiscal year 2011:

	Class A Shares		Class B Shares
	High	Low	High	Low
Fiscal Year 2009
First Quarter	$45.15	$20.91	$38.16	$19.27
Second Quarter	$32.34	$22.61	$28.97	$19.71
Third Quarter	$33.45	$22.35	$28.63	$19.90
Fourth Quarter.	$33.70	$20.05	$29.19	$17.60

Fiscal Year 2010
First Quarter	$25.85	$18.02	$23.04	$15.89
Second Quarter	$19.29	$10.73	$17.11	$9.41
Third Quarter	$14.49	$10.03	$13.86	$9.66
Fourth Quarter	$14.52	$11.65	$14.00	$11.48

Fiscal Year 2011
First Quarter	$19.88	$12.90	$19.45	$12.47
Second Quarter (through May 2, 2011)	$22.60	$14.87	$22.10	$14.65

SunPower has never paid a cash dividend on the Shares, and certain financing arrangements entered into by SunPower restrict its ability to declare cash dividends.

On April 28, 2011, the last full trading day before the announcement of the Tender Offer Agreement, the last reported sales price of Class A Shares reported on The NASDAQ Global Select Market was $16.12 per share and the last reported sales price of Class B Shares reported on The NASDAQ Global Select Market was $15.78 per share. On May 2, 2011, the last full trading day before the date of this Offer to Purchase, the last reported sales price of Class A Shares reported on The NASDAQ Global Select Market was $21.48 per share and the last reported sales price of Class B Shares reported on The NASDAQ Global Select Market was $21.23 per share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

7. Possible Effects of the Offer on the Market for the Shares; Stock Listing; Registration under the Exchange Act; Margin Regulations

Possible Effects of the Offer on the Market for the Shares. SunPower stockholders who do not tender their Shares pursuant to the Offer will continue to be owners of SunPower. As a result, such stockholders will continue to participate in the future performance of SunPower and to bear the attendant risks associated with owning Shares, including risks resulting from our purchase of the Shares pursuant to the Offer. Stockholders that do not tender their Shares pursuant to the Offer may be able to sell their Shares in the future on The NASDAQ Global Select Market or otherwise, at a net price significantly higher or lower than the Offer Price. We can give no assurance, however, as to the price at which a SunPower stockholder may be able to sell his, her or its Shares in the future.

The Offer will reduce SunPower’s “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of SunPower stockholders. These reductions may result in lower trading prices and/or reduced liquidity in the trading market for Shares following completion of the Offer.

Stock Listing. Although we expect that SunPower’s shares will continue to be listed for trading on The NASDAQ Global Select Market, depending upon the number of Class A Shares and Class B Shares purchased pursuant to the Offer, it is possible that the Class A Shares or Class B Shares may no longer meet the requirements for continued listing on The NASDAQ Stock Market.

According to the published guidelines of The NASDAQ Stock Market, The NASDAQ Stock Market would consider disqualifying the Class A Shares or Class B Shares for listing on The NASDAQ Global Select Market (though not necessarily for listing on The NASDAQ Capital Market) if, among other possible grounds:

•	the number of publicly held Class A Shares or Class B Shares falls below 750,000;

•	the total number of holders of record and holders of beneficial interest in Class A Shares or Class B Shares falls below 400;

•	the market value of publicly held Class A Shares or Class B Shares over a 30 consecutive business day period is less than $5 million;

•	there are fewer than two active and registered market makers in the Class A Shares or Class B Shares over a 10 consecutive business day period;

•	SunPower has stockholders’ equity of less than $10 million; or

•	the bid price for a Share over a 30 consecutive business day period is less than $1.

Furthermore, The NASDAQ Stock Market would consider delisting the Class A Shares or Class B Shares from The NASDAQ Stock Market altogether if, among other possible grounds:

•	the number of publicly held Class A Shares or Class B Shares falls below 500,000;

•	the total number of beneficial holders of round lots of Class A Shares or Class B Shares falls below 300;

•	the market value of publicly held Class A Shares or Class B Shares over a 30 consecutive business day period is less than $1 million;

•	there are fewer than two active and registered market makers in the Class A Shares or Class B Shares over a 10 consecutive business day period;

•	the bid price for a Share over a 30 consecutive business day period is less than $1; or

•

(i) SunPower has stockholders’ equity of less than $2.5 million, (ii) the market value of SunPower’s listed securities is less than $35 million over a 10 consecutive business day period, and (iii) SunPower’s net income from continuing operations is less than $500,000 for the most recently completed year and two of the last three most recently completed years.

Class A Shares and Class B Shares held by officers or directors of SunPower, or by any beneficial owner of more than 10 percent of the Class A Shares or Class B Shares, will not be considered as being publicly held for purposes of the foregoing determinations.

According to SunPower, there were approximately 56,907,338 Class A Shares and 42,033,287 Class B Shares outstanding as of April 27, 2011. If, as a result of the purchase of Class A Shares and Class B Shares pursuant to the Offer or otherwise, the Class A Shares or Class B Shares are either no longer eligible for The NASDAQ Global Select Market or are delisted from The NASDAQ Stock Market altogether, the market for Class A Shares or Class B Shares will be adversely affected.

If The NASDAQ Stock Market were to delist the Class A Shares or Class B Shares, it is possible that the Class A Shares or Class B Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Class A Shares or Class B Shares would be reported by other sources. The extent of the public market for such Class A Shares or Class B Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Class A Shares or Class B Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of SunPower to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by SunPower to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders’ meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of SunPower and persons holding “restricted securities” of SunPower may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing or reporting on The NASDAQ Stock Market. We currently expect that SunPower will continue to be subject to the registration and reporting requirements of the Exchange Act after the completion of the Offer.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares or the purpose of buying, carrying or trading securities. Depending upon factors similar to those described above regarding listing, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers. We currently expect that the Shares will continue to be margin securities after the completion of the Offer.

8. Certain Information Concerning SunPower

The information concerning SunPower contained in this Offer to Purchase has been furnished by SunPower or its representatives or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although we have no knowledge that any such information contains any misstatement or omission, none of Purchaser, the Information Agent, the Depositary or the Dealer Manager can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by SunPower to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, the Information Agent, the Depositary or the Dealer Manager.

According to the SunPower 10-K, SunPower was originally incorporated in California in April 1985 by Dr. Richard Swanson to develop and commercialize high efficiency solar cell technologies. Cypress Semiconductor Corporation (“Cypress”) made a significant investment in SunPower in 2002 and in November 2004, Cypress acquired 100% ownership of all outstanding shares of SunPower’s capital stock, excluding unexercised warrants and options. In November 2005, SunPower reincorporated in Delaware, created two classes of common stock and held an initial public offering (“IPO”) of its Class A Shares. After completion of its IPO, Cypress held all the outstanding shares of Class B Shares. On September 29, 2008, Cypress distributed to its shareholders all of its Class B Shares in the form of a pro rata dividend to the holders of record as of September 17, 2008 of Cypress common stock. As a result, the Class B Shares trade publicly and are listed on the NASDAQ Global Select Market under the symbol “SPWRB,” along with the Class A Shares under the symbol “SPWRA,” and SunPower discontinued being a subsidiary of Cypress.

The principal executive offices of SunPower have until recently been located at 3939 North First Street, San Jose, California 95134 and its telephone number there was (408) 240-5500. As of May 1, 2011, its principal executive offices were relocated to 77 Rio Robles, San Jose, California 95134 and its telephone number at this new location remains the same. According to the SunPower 10-K, SunPower is a vertically integrated solar products and services company that designs, manufactures and delivers high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers.

Financial Forecasts. Before entering into the Tender Offer Agreement, representatives of Total and Purchaser conducted a due diligence review of SunPower, and in connection with this review, Total and Purchaser received certain non-public information concerning SunPower. On February 9, 2011, SunPower provided a management case for SunPower’s global operations in 2011 and 2012. This case is referred to as the “Initial Forecast” in this Offer to Purchase. In addition, on April 13, 2011, representatives of Deutsche Bank provided a revised management forecast based on assumptions that SunPower management believed more accurately reflected SunPower’s prospects in light of events that had recently occurred. This case is referred to as the “Management Case” in this Offer to Purchase. A summary of the Initial Forecast and the Management Case is set forth below. SunPower has advised Total and Purchaser of certain assumptions, risks and limitations relating to these projections, as described below and in the section titled “Financial Forecasts” in Item 4 of SunPower’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed by SunPower with the SEC and is included in the mailing of this Offer to Purchase.

	Initial Forecast
	2011	2012
	U.S. $ in millions (other than EPS amounts)
Revenue	$3,125	$4,910
Gross Profit	$683	$1,127
EBITDA	$460	$819
EPS	$2.46	$5.25

	Management Case
	2011	2012	2013	2014	2015
	U.S. $ in millions (other than EPS amounts)
Revenue	$2,850	$3,715	$4,183	$5,444	$6,960
Gross Profit	$642	$715	$870	$1,111	$1,434
EBITDA	$420	$511	$620	$779	$1,037
EPS	$2.03	$2.58	$3.35	$4.13	$5.45

Although Total and Purchaser were provided with the forecasts summarized above, they did not base their analysis of SunPower on these forecasts. SunPower has advised Total and Purchaser that these forecasts were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The forecasts do not purport to present operations in accordance with U.S. generally accepted accounting principles, and SunPower’s independent auditors have not examined, compiled or otherwise performed any procedures with respect to the forecasts, nor have they expressed any opinion or any other form of assurance on such forecasts, or on the likelihood that SunPower may achieve the results contained in the forecasts. SunPower has advised Total and Purchaser that its management prepares forecasts of its expected financial performance for internal use as part of its ongoing management of the business, and that SunPower does not, as a matter of course, make public forecasts as to future performance or earnings beyond the next succeeding fiscal quarter and the current fiscal year, in part because of the unpredictability, particularly over time, of the underlying assumptions and estimates.

The summary of these forecasts is not being included in this Offer to Purchase to influence a decision whether to tender Shares in the Offer, but because these forecasts were made available by SunPower to Total and Purchaser. These forecasts were prepared by, and are the responsibility of, SunPower’s management.

Like all forecasts, these forecasts are subjective in many respects and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The forecasts also reflect numerous estimates and assumptions of SunPower’s management, some of which are detailed above, with respect to general business, economic, market and financial conditions and other matters. The forecasts constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the forecasted results, including, but not limited to, SunPower’s performance and ability to achieve strategic goals over the applicable periods, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the factors described under “Risk Factors” in the SunPower 10-K and in SunPower’s other filings with the SEC. The forecasts should not, therefore, be considered a guaranty of future operating results. The inclusion of the forecasts in this document should not be regarded as an indication that any of Total, Purchaser, SunPower, Deutsche Bank or their respective affiliates or representatives consider the forecasts to be necessarily predictive of actual future events, and the forecasts should not be relied upon as such.

The forecasts should be evaluated in conjunction with the historical financial statements and other information regarding SunPower contained in SunPower’s public filings with the SEC. The forecasts do not take into account any circumstances or events occurring after the date they were prepared. Further, the forecasts do not take into account the effect of any failure of the Offer to be consummated and should not be viewed as accurate or continuing in that context.

Additional Information. SunPower is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. SunPower is required to disclose in such proxy statements certain information, as of particular dates, concerning SunPower’s directors and officers, their remuneration, stock options granted to them, the principal holders of SunPower’s securities and any material interest of such persons in transactions with SunPower. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. Copies of such material can also be obtained free of charge at the web site maintained by the SEC at http://www.sec.gov.

9. Certain Information Concerning Purchaser and Total

Purchaser is a société par actions simplifiée incorporated in France, with principal executive offices at 2, place Jean Millier, La Défense 6, 92400 Courbevoie, France. The telephone number of Purchaser’s principal executive offices is +33 (0)1 47 44 45 46. Purchaser is registered in France at the Nanterre Trade Register under the registration number 505 028 118 and is an indirect wholly owned subsidiary of Total. Purchaser is engaged in industrial, commercial, research and development projects in the energy industry in the United States, including with respect to natural gas and emerging energy technologies such as solar energy, both as a stand-alone entity and in cooperation with others. Purchaser participates in all manner of administrative, financial, securities, real estate, industrial and commercial operations including, where appropriate, participating in the creation of, or holding ownership interests in, companies engaged in the foregoing activities.

Total is a société anonyme incorporated in France on March 28, 1924, with principal executive offices at 2, place Jean Millier, La Défense 6, 92400 Courbevoie, France. The telephone number of Total’s principal executive offices is +33 (0)1 47 44 45 46. Total is registered in France at the Nanterre Trade Register under the registration number 542 051 180. Total, together with its subsidiaries and affiliates, is the fifth largest publicly-traded integrated international oil and gas company in the world based on market capitalization, in dollars, as of December 31, 2010, and has operations in more than 130 countries and activities in every sector of the oil industry, including in oil and gas exploration, development and production and liquid natural gas, and the refining, marketing and the trading and shipping of crude oil and petroleum products segments. Total also has operations in petrochemicals and fertilizers and specialty chemicals, mainly for the industrial market. In addition, Total has interests in the coal mining and power generation sectors.

The name, business address, current principal occupation or employment, five year material employment history and citizenship of each director and executive officer of Total and Purchaser and certain other information are set forth on Schedule I hereto.

None of Total, Purchaser, or, to the knowledge of Total or Purchaser after reasonable inquiry, any of the persons listed in Schedule I, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase or in Schedule I: (i) none of Total, Purchaser or, to the knowledge of Total or Purchaser after reasonable inquiry, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of Total, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of SunPower; (ii) none of Total, Purchaser or, to the knowledge of Total or Purchaser after reasonable inquiry, any of the persons referred to in clause (i) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of SunPower during the past 60 days; (iii) none of Total, Purchaser, their subsidiaries or, to the knowledge of Total or Purchaser after reasonable inquiry, any of the persons listed in Schedule I, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of SunPower (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (iv) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of Total, Purchaser, or their subsidiaries or, to the knowledge of Total or Purchaser after reasonable inquiry, any of the persons listed in Schedule I, on the one hand, and SunPower or any of its executive officers, directors or affiliates, on the other hand; and (v) in the past two years, there have been no negotiations, transactions or material contacts between any of Total, Purchaser, their subsidiaries or, to the knowledge of Total or Purchaser after reasonable inquiry, any of the persons listed in Schedule I, on the one hand, and SunPower or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of SunPower’s securities, an election of SunPower’s directors or a sale or other transfer of a material amount of assets of SunPower. For a discussion of the exceptions to the foregoing, see Section 12—“Transaction Documents—The Tender Offer Agreement” and Section 13—“Purpose of the Offer; Plans for SunPower.”

Purchaser does not believe its financial condition is relevant to the decision whether to tender Shares and accept the Offer because (i) the sole form of payment in the Offer is cash, (ii) the Offer is not subject to any financing condition, and (iii) Total has, and will arrange for Purchaser, or an affiliate of Total paying on Purchaser’s behalf, to have, sufficient funds to purchase all Shares subject to the Offer.

Additional Information. Total is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial condition and other matters. Total is required to disclose in such reports certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Total. Such reports and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to SunPower in Section 8—“Certain Information Concerning SunPower—Additional Information.”

10. Source and Amount of Funds

Purchaser estimates that it will need approximately $1.4 billion to purchase all Shares subject to the Offer and to pay related fees and expenses. Total or one of its subsidiaries will contribute or otherwise advance funds to enable us to consummate the Offer. As of March 31, 2011, Total had cash and cash equivalents in the amount of approximately €17.327 billion (approximately $23.703 billion based on an average exchange rate for the first quarter of 2011 of $1.3680/€), and we will have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares validly tendered and not properly withdrawn in the Offer. The Offer is not conditioned upon any financing arrangements.

11. Background of the Offer; Contacts with SunPower

As part of Total’s ongoing commitment to develop energy resources to complement fossil energy, Total engaged in a comprehensive review of the solar industry in an effort to identify an appropriate partner that would allow it to expand its participation in the solar market and quickly build critical mass on a global scale. As part of this review, Total sought a partner that, consistent with Total’s strategy, was fully integrated along the entire solar value chain.

Representatives from Total’s strategic advisor, Messier Maris & Associés (“Messier Maris”), contacted Thomas H. Werner, SunPower’s Chief Executive Officer, on behalf of Total in April 2010. They described Total’s interest in the photovoltaic sector generally and in engaging in a discussion with SunPower regarding areas of potential cooperation between the two companies. Following this initial contact, on May 17, 2010, Arnaud Chaperon, Senior Vice President of New Energies for the Gas & Power division of Total, met with Peter Aschenbrenner, SunPower’s Vice President of Corporate Strategy, to further discuss Total’s interest in the photovoltaic industry and SunPower. Both of these conversations were at a general level and no specific transaction terms were discussed.

Following the initial meetings with Total in April and May 2010, Messrs. Aschenbrenner and Werner and other SunPower executives met with representatives of Total on June 14, 2010 and July 1, 2010 to continue to discuss Total’s activities and strategies in the photovoltaic sector.

On August 30, 2010, Mr. Aschenbrenner and Dennis Arriola, SunPower’s Chief Financial Officer, met with Mr. Chaperon, Denis Giorno, Vice President of New Ventures of the Gas & Power division of Total, and other Total representatives together with representatives from Messier Maris. At this meeting, Total indicated an interest in exploring a potential strategic partnership with SunPower that might include, among other things, Total becoming (i) one of SunPower’s “upstream” (i.e., sourcing and manufacturing of solar cells, modules and panels) industrial partners, (ii) SunPower’s primary UPP (as defined below) partner to support growth in new regions and to improve its financial strength, or (iii) a primary partner of SunPower’s downstream residential and commercial (“R&C”) business. Total also raised the possibility that it might be interested in acquiring an equity ownership stake of less than 20% in SunPower.

On September 6, 2010, Mr. Aschenbrenner met with a number of representatives from Total, including Mr. Giorno, Christophe Dargnies, Business Development Manager of the Gas & Power division of Total, and others to discuss the scope of possible cooperation between the companies across the solar industry value chain.

On September 15, 2010, Philippe Boisseau, President of the Gas & Power division of Total, and Mr. Chaperon met with Messrs. Werner, Arriola and Aschenbrenner to further discuss potential relationships between Total and SunPower. Total and SunPower agreed to review each company’s various operations and businesses, and determine whether and where opportunities for a strategic business relationship appeared to be most promising.

Following the September 15, 2010 meeting, SunPower and Total engaged in a number of site visits, including tours of SunPower’s production facilities in Malaysia and the Philippines and of Total’s facilities in France. The purpose of these visits was to deepen each company’s understanding of the other’s business, particularly with respect to photovoltaic manufacturing activities.

As part of this ongoing dialogue, on September 28, 2010, SunPower and a subsidiary of Total executed a confidentiality agreement so that the parties could share non-public information regarding their manufacturing processes and research and development activities.

On September 29, 2010, Mr. Aschenbrenner and representatives of SunPower met with Mr. Dargnies and representatives of Total as well as the Chief Executive Officer of Tenesol SA (“Tenesol”), which is a 50%-owned Total joint venture that designs and manufactures solar panels, to discuss a potential commercial contract.

On October 11, 2010 and October 12, 2010, Mr. Aschenbrenner, Jack Peurach, SunPower’s Executive Vice President, Research and Development, and other SunPower representatives met with Messrs. Chaperon, Dargnies and other representatives of Total to discuss, among other things, their respective photovoltaic research and development activities and UPP business.

The confidentiality agreement was amended and restated in November 2010 to include a provision pursuant to which Total agreed to restrictions on the purchase of Shares.

In October and early November 2010, the discussions with Total began to focus on considering a possible joint venture involving SunPower’s UPP and R&C businesses. On November 4, 2010 and November 5, 2010, Messrs. Aschenbrenner and Arriola and other SunPower representatives met with Messrs. Dargnies and Giorno and other representatives of Total to discuss SunPower’s UPP and R&C lines of business as well as SunPower’s research and development programs and technology. The discussions were intended to further improve each company’s understanding of the other’s business activities and to further evaluate the manner and areas in which the two companies could potentially work together.

On November 23, 2010, Mr. Aschenbrenner solicited Total’s reaction to SunPower’s preliminary ideas related to strategic cooperation between the two companies. The parties engaged in further discussions regarding these ideas on November 29, 2010. SunPower’s preliminary ideas presented to Total included, among other things, research and development collaboration between the two companies, a joint venture that would manage the global UPP business with financial support provided by Total and a product supply agreement by which SunPower would supply solar cells to Tenesol. During these meetings, Total again indicated that it was interested in the possibility of acquiring an equity ownership stake of less than 20% in SunPower.

On December 3, 2010, Messrs. Werner, Aschenbrenner and Arriola met with Messrs. Boisseau, Chaperon, Giorno and other representatives of Total to continue discussions regarding possible strategic cooperation between the companies. The representatives of SunPower and Total discussed several possible transaction structures, including, among others, a joint venture relationship with a minority equity investment in SunPower by Total, or a joint venture without such an investment.

From January 18, 2011 to January 21, 2011, Messrs. Giorno and Dargnies and other representatives of Total, along with representatives of Messier Maris and representatives of Total’s financial advisor, Credit Suisse Securities (Europe) Limited (“Credit Suisse”), met with SunPower executives and representatives of Deutsche Bank Securities Inc., SunPower’s financial advisor (“Deutsche Bank”), at SunPower’s offices in San Jose, California. At these meetings Messrs. Werner, Aschenbrenner, Arriola and other SunPower executives provided Total with a broad overview of SunPower’s various business activities, and identified in particular SunPower’s interest in obtaining financial support from Total to help finance SunPower’s planned growth. They also presented SunPower’s financial model, including the Initial Forecast, and engaged in discussions with Total regarding possible joint venture alternatives. During these discussions, SunPower executives outlined SunPower’s projected letter of credit needs through 2016, as well as SunPower’s overall financing requirements and an overview of SunPower’s capital expenditures. Total and SunPower executives acknowledged at this time that structuring a joint venture presented several challenges involving structure, governance, intellectual property ownership and other operational matters. During these meetings, Total’s representatives also expressed concern about providing credit assistance of the magnitude requested by SunPower to an entity that Total would not control.

On January 25, 2011 and January 26, 2011, Messrs. Arriola and Aschenbrenner met with Messrs. Chaperon and Boisseau and other Total executives to further discuss a proposed Europe, Middle East and Africa downstream (UPP and R&C) joint venture between Total and SunPower, including, among other things, potential synergies from employing a joint approach to various markets and segments the parties had discussed, as well as Total providing credit support to the joint venture. The representatives of SunPower and Total engaged in several follow-up telephone conversations during which they further discussed the details of the proposed joint venture. At these meetings, the companies again acknowledged the difficulties inherent in structuring a Europe, Middle East and Africa joint venture and expressed a willingness to explore other alternatives.

On January 31, 2011, Mr. Werner had a telephone conversation with Mr. Boisseau. Mr. Werner outlined the challenges that SunPower and Total had experienced in attempting to structure a joint venture that would be mutually beneficial to the parties. Mr. Werner asked Mr. Boisseau to consider if there were alternative structures that Total may propose that would avoid the complexity of a joint venture but would provide SunPower with additional access to capital.

On February 1, 2011, Messrs. Arriola, Aschenbrenner, Boynton, Chaperon, Giorno and Dargnies had a telephone call in which the representatives of Total solicited SunPower’s willingness to consider several potential alternatives to a joint venture.

On February 3, 2011, Mr. Aschenbrenner spoke via telephone with Messrs. Chaperon, Giorno and Dargnies who indicated that prior to finalizing Total’s approach to a transaction with SunPower, Total would need to resolve, among other things, how SunPower or any joint venture would be organized and operated following a transaction. Representatives of Total noted that it was not interested in managing any joint venture because it did not wish to disrupt SunPower’s management team.

From February 7, 2011 to February 10, 2011, Messrs. Werner, Arriola, Aschenbrenner and other SunPower executives met with Messrs. Chaperon and Boisseau and other Total executives, as well as representatives of Messier Maris and Credit Suisse. SunPower provided further details regarding a possible strategic relationship with Total and engaged in preliminary discussions regarding how the process of formalizing the relationship might develop over time. SunPower executives also reviewed with Total the Initial Forecast. At this meeting, the SunPower executives informed Total that SunPower believed that the type of joint venture that the parties had been discussing would be unworkable, in part because of governance and operational complications that the parties had been unable to resolve. The representatives of Total again expressed concern about providing credit support of the magnitude requested by SunPower to an entity that Total would not control. The representatives of Total indicated that they were considering a substantial equity investment in SunPower, but that they planned to consult with Total’s senior management team over the subsequent weeks and attempt to propose a new business relationship that would achieve both companies’ objectives.

On March 7, 2011, Mr. Boisseau presented to Mr. Werner a verbal proposal whereby Total would acquire a majority stake in SunPower via tender offer for Class A Shares and Class B Shares at a price of $22.50 per share. In connection with its acquisition of a majority stake in SunPower, Total proposed to provide credit support to SunPower increasing over time to a maximum of $1 billion.

On March 9, 2011 and March 10, 2011, Messrs. Giorno and Dargnies and other Total executives, together with representatives from Credit Suisse, met in person with Messrs. Arriola and Aschenbrenner and Bruce Ledesma, SunPower’s Executive Vice President and General Counsel, together with representatives from Deutsche Bank. At this meeting, representatives of Total provided additional detail with respect to the verbal proposal made to Mr. Werner on March 7, 2011. They specified that:

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it was Total’s intent to acquire between 55% and 60% of each class of Shares in a tender offer transaction—representing Shares sufficient for Total to retain a majority interest in SunPower following potential dilutive issuances under convertible debentures and option exercises, among others;

•	Total would require that the Class A Shares and Class B Shares be combined into a single class of shares following the consummation of the tender offer;

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Total would provide credit support in the form of a guarantee for letters of credit issued by SunPower to support SunPower’s UPP business in an amount consistent with SunPower’s business plan, with the annual amount to be guaranteed ranging from $445 million in 2011 to a maximum of $1 billion in 2016;

•	the size of the SunPower Board would be expanded to nine members, five of whom would be designated by Total, three of whom would be independent and one of whom would be Mr. Werner;

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if Total were to acquire the balance of Tenesol from a subsidiary of the EDF Group, SunPower could then acquire Tenesol from Total for approximately $170 million and if SunPower were to fail to purchase Tenesol or to pay the price proposed by Total, then SunPower would incur an additional credit support fee of up to $170 million; and

•	a retention plan designed to ensure that certain employees and management remain with SunPower following the consummation of Total’s proposed transaction would be put in place.

Finally, Total requested that SunPower agree to negotiate detailed term sheets over the ensuing two-week period following which SunPower would agree to exclusively negotiate with Total for a period of 30 days in order to complete definitive documentation. SunPower’s representatives asked questions regarding Total’s proposal, but did not engage in substantive negotiations regarding the proposal at this meeting.

On March 11, 2011, Mr. Boisseau contacted Mr. Werner by telephone to discuss Total’s proposal. Later that day Mr. Werner spoke via telephone with Mr. Boisseau again. They agreed that members of each management team would meet on March 17 and 18, 2011 to discuss the terms of Total’s proposal, and that Mr. Werner would meet with Mr. Boisseau as well as Christophe de Margerie, Total’s Chief Executive Officer, on March 18, 2011 in Paris.

On March 13, 2011, Total’s legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson Sonsini”), distributed to Jones Day, SunPower’s legal counsel, preliminary drafts of non-binding term sheets further outlining the various terms of the Total proposal. Also on March 13, a representative of Total sent Mr. Ledesma a legal due diligence request list and, continuing through April 28, 2011, representatives of Wilson Sonsini conducted legal due diligence on SunPower.

On March 14, 2011, SunPower, acting in collaboration with its advisors from Jones Day and Deutsche Bank, provided a written response to the key terms of Total’s proposal to Total and its legal and financial advisors. This response included, among other things, enhancement to the credit support terms proposed by Total, a proposal that Total designate less than a majority of the SunPower Board and reflected proposed protections for SunPower’s stockholders that would continue in a minority position following completion of the Offer.

On March 15, 2011, Messrs. Giorno and Dargnies and other representatives of Total, along with representatives of Credit Suisse, Messier Maris and Wilson Sonsini, met with Messrs. Arriola, Aschenbrenner and Ledesma and representatives from Deutsche Bank and Jones Day to hear SunPower’s response to Total’s proposal. At this meeting, Mr. Giorno expressed disappointment in SunPower’s response to Total’s proposal, including the SunPower Board structure that SunPower had proposed, and concern that Total and SunPower would not be able to successfully negotiate a transaction. The meeting then adjourned with the understanding that each of SunPower and Total expected to resume discussions at a subsequent date.

On March 17, 2011 and March 18, 2011, Messrs. Aschenbrenner, Arriola and Ledesma, together with representatives of Deutsche Bank and Jones Day, met with Messrs. Giorno, Dargnies and Humbert de Wendel,

Senior Vice President of Corporate Business Development for Total, together with representatives of Credit Suisse, Messier Maris and Wilson Sonsini. During the course of these meetings, the parties engaged in extensive negotiations regarding the terms of Total’s proposal. SunPower’s management team indicated, however, that it would not negotiate a termination fee or enter into exclusive negotiations with Total at that time, and further proposed that Total increase the per Share price in the Offer to $24.00

The March 17, 2011 meetings between the two management teams continued on March 18, 2011, as SunPower management and Total presented revised proposals. It became apparent during the course of these meetings that Total would not accept a transaction of a type under discussion unless it gained majority control of the SunPower Board. Total also again requested an exclusive negotiation period, which the SunPower representatives declined. Simultaneously, Mr. Werner met in Paris, France with Messrs. de Margerie and Boisseau and Patrick de La Chevardière, Total’s Chief Financial Officer, during which Mr. Werner proposed, among other things, that Total increase its offer price and provide SunPower with a revolving credit facility, in addition to credit support already proposed, that it could use to increase liquidity. Mr. Boisseau stated that Total would not be prepared to increase its offer from $22.50 per share at that time and that it believed that the credit support arrangements proposed by Total should provide SunPower with sufficient liquidity.

Following a March 20, 2011 meeting of the transaction committee of the SunPower Board, SunPower’s management and Jones Day continued to negotiate the term sheets for the proposed definitive agreements with Total and Wilson Sonsini, and in particular requested Total’s commitment that it would not acquire the remainder of SunPower’s publicly traded equity without negotiating with SunPower’s independent directors and obtaining the consent of the majority of the minority of SunPower’s stockholders.

On March 21, 2011, Wilson Sonsini distributed Total’s initial draft of the Credit Support Agreement (as defined below) to Jones Day.

On March 25, 2011, Mr. Boisseau contacted Mr. Werner to provide the preliminary outline of a proposal that Total was considering with respect to executive management retention.

On March 27, 2011, Wilson Sonsini distributed Total’s initial draft of the Tender Offer Agreement to Jones Day.

On March 28, 2011 and March 29, 2011, Messrs. Giorno and Dargnies and others from Total met with Messrs. Aschenbrenner and Arriola. Representatives of Messier Maris, Credit Suisse and Wilson Sonsini were present on behalf of Total, and representatives of Deutsche Bank and Jones Day attended on SunPower’s behalf. During these meetings, the representatives of SunPower and Total continued to negotiate the terms of Total’s proposal, including the credit support that would be provided by Total, the governance terms that would be implemented following Total’s acquisition of a majority interest in SunPower, including minority stockholder protections, the conditions to Total’s obligation to close the Offer, and the process related to SunPower’s evaluation of an acquisition of Tenesol. The parties agreed that they would prepare a non-binding term sheet for a potential acquisition of Tenesol by SunPower, but that any definitive agreement or commitment by SunPower would be negotiated at a later time and approved by SunPower’s independent directors. At the conclusion of these meetings, Messrs. Arriola and Aschenbrenner met with representatives of Total to discuss the financial terms of the Offer. However, the representatives of Total resisted any discussion of an increase in the price payable by Total, other than to note that they did not believe that Total would be willing to pay a price in excess of $23.00 per Share.

On March 30, 2011, Mr. Boisseau contacted Mr. Werner and indicated that Total would be prepared to increase the per Share price to be paid in the tender offer to $23.00 subject to satisfactory negotiation of the remaining open issues.

On April 1, 2011, a representative of Total distributed an initial draft of a research and collaboration agreement to Jones Day and Wilson Sonsini distributed Total’s initial draft of the Affiliation Agreement (as defined below) to Jones Day on April 2, 2011.

Between April 6, 2011 and April 8, 2011, Messrs. Arriola, Aschenbrenner and Ledesma met with Messrs. Giorno and de Wendel and other representatives of Total to continue the negotiation of the terms of the proposed transaction. During this same period, representatives of Wilson Sonsini met with representatives of Jones Day to negotiate certain aspects of the definitive transaction documents.

On April 12, 2011, Wilson Sonsini distributed Total’s initial draft of the Registration Rights Agreement (as defined below) to Jones Day and Jones Day delivered a response to Wilson Sonsini’s initial draft of the Tender Offer Agreement.

Between April 13, 2011 and April 15, 2011, Messrs. Giorno, de Wendel and Dargnies and other representatives of Total met with Messrs. Arriola, Aschenbrenner and Ledesma. Representatives of Jones Day and Deutsche Bank, as well as representatives of Wilson Sonsini and Credit Suisse, participated in these meetings. The parties made significant progress with respect to the deal protection terms surrounding the Offer and agreed upon the termination fee structure reflected in the Tender Offer Agreement and on governance arrangements designed to protect the interests of SunPower’s minority stockholders following the majority acquisition by Total, including the standstill and disinterested board approval provisions in the Affiliation Agreement. Representatives from Jones Day and Wilson Sonsini continued to negotiate the terms of the definitive agreements associated with the transaction through April 28, 2011.

On April 16, 2011, Wilson Sonsini delivered initial drafts of proposed guaranties pursuant to which Total would agree to guarantee the performance by Purchaser of its obligations under the Tender Offer Agreement and the Affiliation Agreement.

During the period between April 21, 2011 and April 27, 2011, Mr. Richards and Stephen Douglas, Legal Director, Gas & Power division of Total, engaged in multiple teleconference negotiations with respect to Total’s proposed retention arrangements and the form of retention agreement proposed to be employed. Throughout this period, Mr. Richards was advised by Mr. Werner, who in turn was acting at the direction of the SunPower Board’s compensation committee.

On April 22, 2011, Messrs. Boisseau and Werner further discussed by telephone an aggregate retention pool based on direction from the SunPower Board’s compensation committee. During this discussion, the two agreed in principal to the terms of retention arrangements that would provide a pool of approximately 2.4 million restricted stock units to be granted to SunPower employees, including certain members of SunPower’s senior management team, which restricted stock units would vest over a three-year period and be conditioned upon and granted subsequent to the closing of the Offer. Mr. Werner advised Mr. Boisseau that the retention arrangements could not be entered into until subsequently reviewed by the compensation committee.

On April 25, 2011, Messrs. Boisseau and Werner discussed the price per Share to be paid by Total in the Offer. During this discussion, Mr. Boisseau agreed that Total would raise its offer price from $22.50 to $23.25 per Share assuming favorable negotiation of the remaining open issues.

On April 26, 2011, SunPower and Total reached agreement on the final form of the non-binding term sheet relating to a potential acquisition of Tenesol by SunPower.

During the evening of April 27, 2011 through to the morning of April 28, 2011, representatives of Jones Day and Wilson Sonsini and the managements of SunPower and Total negotiated the final points of the Tender Offer Agreement, Affiliation Agreement, Credit Support Agreement, Total guaranties, and R&C Agreement (as defined below).

The Tender Offer Agreement and Related Documents (as defined below) were subsequently executed by SunPower and Total following the SunPower Board meeting on April 28, 2011. Promptly following the execution of these documents, SunPower and Total issued a joint press release announcing the transaction.

SunPower’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed by SunPower with the SEC and mailed to SunPower’s stockholders, includes additional information on the background, negotiations and other activities related to potential transactions involving SunPower and companies other than Total. See the section titled “Background of the Offer” in Item 4 of the Schedule 14D-9.

12. Transaction Documents

This section of the Offer to Purchase describes the material provisions of certain documents being entered into in connection with the Offer but does not purport to describe all of the terms of the documents described in this section. The following summaries are qualified in their entirety by reference to the complete text of the agreements set forth below, which are incorporated herein by reference. You are urged to read the full text of each of the following agreements because they are the legal documents that collectively govern the terms of the Offer and the transactions related thereto.

The Tender Offer Agreement.

The Tender Offer Agreement may be examined and copies may be obtained in the manner set forth in Section 8—“Certain Information Concerning SunPower.”

The Offer. The Tender Offer Agreement provides that the Offer will be conducted subject to the conditions described in Section 1—“Terms of the Offer” and Section 15—“Conditions of the Offer.”

Recommendation. Under the terms of the Tender Offer Agreement, the SunPower Board is obligated to recommend that SunPower stockholders accept the Offer and tender their Shares pursuant to the Offer (the “Company Board Recommendation”). For a description of the circumstances in which the SunPower Board of directors may change its recommendation, see “Change in Recommendation” below.

No Solicitation. Subject to certain exceptions, SunPower and its subsidiaries will not, and will not allow each of their respective representatives to, continue any previously existing activities, discussions or negotiations with any persons with respect to any Acquisition Proposal or Acquisition Transaction (as each such term is defined below). Subject to certain exceptions, from the execution and delivery of the Tender Offer Agreement until the earlier to occur of the termination of the Tender Offer Agreement in accordance with its terms or the closing of the Offer, SunPower will not, SunPower will cause its subsidiaries not to, and SunPower will not authorize or permit any of its, any of its subsidiaries or any of their respective representatives to, directly or indirectly:

•

solicit, initiate, knowingly encourage, knowingly induce or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, an Acquisition Proposal or an Acquisition Transaction;

•

furnish to any person (other than Purchaser, its affiliates or any of its or their designees) any non-public information relating to SunPower or any of its subsidiaries, or afford access to the business, properties, assets, books or records of SunPower or any of its subsidiaries to any person (other than Purchaser, its affiliates or any of its or their designees), or take any other action, in each case in a manner that is intended or would be reasonably expected to assist or facilitate the making of any Acquisition Proposal or an Acquisition Transaction;

•	participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal or an Acquisition Transaction;

•	approve, endorse or recommend, or propose to approve, endorse or recommend, an Acquisition Proposal or an Acquisition Transaction;

•

enter into any merger agreement, letter of intent, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement contemplating or otherwise relating to, or that is intended to, or would reasonably be expected to, lead to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement, as defined below);

•

terminate, amend or waive any rights under (or fail to enforce by seeking an injunction or by seeking to specifically enforce the terms of) any “standstill” or other similar agreement between SunPower or any of its subsidiaries and any other person, unless such person enters into an Acceptable Confidentiality Agreement (which would supersede any existing “standstill” or other similar agreement) in accordance with the terms of the Tender Offer Agreement;

•

take any other action to exempt any person, other than Purchaser, from Section 203 of the Delaware General Corporation Law (“DGCL”) or any other applicable anti-takeover laws (except as contemplated by the Affiliation Agreement (as defined below)); or

•	agree or propose to do any of the foregoing.

Notwithstanding the foregoing terms or any other provision of the Tender Offer Agreement, at any time prior to the closing of the Offer, the SunPower Board may (x) engage or participate in discussions or negotiations with any person that has, after the date of the Tender Offer Agreement, made (and not withdrawn) a bona fide written Acquisition Proposal that was not received as a result of any material breach or violation of the foregoing terms and that the SunPower Board reasonably determined in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes or is reasonably likely to lead to a Superior Proposal, and/or (y) make available or furnish any non-public information relating to SunPower or any of its subsidiaries to any person that has made (and not withdrawn) an Acquisition Proposal contemplated by the foregoing subclause (x) pursuant to a confidentiality and “standstill” agreement with such person, the terms of which are no less favorable to SunPower than those contained in the confidentiality agreement between it and Purchaser (provided, however, that such “standstill” provision may permit such person to make a non-public Acquisition Proposal to the SunPower Board providing for a negotiated Acquisition Transaction (an “Acceptable Confidentiality Agreement”)); provided, however, that in the case of any action taken pursuant to the preceding clauses (x) or (y): SunPower will have given Purchaser at least 36 hours prior written notice of (A) its intent to take the foregoing action, (B) the identity of the person(s) making such Acquisition Proposal, and (C) all of the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case SunPower will give Purchaser a copy thereof together with the commitment letters and other material documents constituting or relating to such Acquisition Proposal); and prior to or contemporaneously with furnishing any non-public information to such person, SunPower will have furnished or made available such non-public information to Purchaser (to the extent such information has not been previously furnished or made available to Purchaser). Any action taken by a representative SunPower or any of its subsidiaries that would be a breach of the foregoing restrictions if it had been taken by SunPower will be deemed a breach of such restrictions by SunPower for purposes of the Tender Offer Agreement.

In addition, SunPower will promptly, and in all cases within 24 hours, advise Purchaser in writing of the receipt by it, any of its subsidiaries or any of their respective representatives of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal. In connection with such notice, SunPower will provide Purchaser with the material terms and conditions of such Acquisition Proposal, request or inquiry (and all material agreements, commitment letters and other material documents constituting or relating to such Acquisition Proposal), and the identity of the person or group making any such Acquisition Proposal, request or inquiry. At all times from the receipt of the foregoing, SunPower will keep Purchaser reasonably informed of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

The Tender Offer Agreement defines “Acquisition Proposal,” as any inquiry, indication of interest, offer or proposal relating to an Acquisition Transaction from any person other than Purchaser or any of its affiliates.

The Tender Offer Agreement defines “Acquisition Transaction” as a transaction or series of related transactions (other than a transaction with Purchaser or any of its Affiliates) involving:

•

any direct or indirect purchase or other acquisition by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) from SunPower of 15% or more of the total outstanding equity interests in or voting securities of SunPower, or any tender offer or exchange offer that, if consummated, would result in any person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning 15% or more of the total outstanding equity interests in or voting securities of SunPower;

•

any direct or indirect purchase or other acquisition of 50% or more of any class of equity or other voting securities of one or more direct or indirect subsidiaries of SunPower, the business(es) of which, individually or in the aggregate, generate 15% or more of the consolidated revenues of SunPower and its subsidiaries, taken as a whole (for the 12-month period ending on the last day of SunPower’s most recently completed fiscal year), or the assets of which, individually or in the aggregate, constitute 15% or more (measured by the fair market value thereof as of the date of such transaction) of the consolidated assets of SunPower and its subsidiaries, taken as a whole, in each case excluding any purchase or other acquisition of any class of equity or other voting securities of any directly or indirectly owned special purpose vehicle established to facilitate solar system sales in the ordinary course of SunPower’s utility and power plant or large commercial business lines (each a “Solar SPE”) in the ordinary course of business;

•

any merger, consolidation, business combination, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving (A) SunPower pursuant to which its stockholders (as a group) immediately preceding such transaction hold less than 85% of the equity interests in or voting securities of the surviving or resulting entity of such transaction, or (B) one or more of the subsidiaries of SunPower, the business(es) of which, individually or in the aggregate, generate 15% or more of the consolidated revenues (for the 12-month period ending on the last day of SunPower’s most recently completed fiscal year) of SunPower and its subsidiaries, taken as a whole, or the assets of which, individually or in the aggregate, constitute 15% or more (measured by the fair market value thereof as of the date of such transaction) of the consolidated assets of SunPower and its subsidiaries, taken as a whole, pursuant to which the stockholders of each such subsidiary (as a group) immediately preceding such transaction hold less than 50% of the equity interests in or voting securities of the surviving or resulting entity of each such transaction; but in each case excluding any merger, consolidation, business combination, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving any Solar SPE in the ordinary course of business;

•

any direct or indirect sale, transfer or disposition (other than in the ordinary course of business) of (A) assets of SunPower which, individually or in the aggregate, constitute 15% or more (measured by the fair market value thereof as of the date of such transaction) of the consolidated assets of SunPower and its subsidiaries, taken as a whole, or (B)(x) all or substantially all of the assets of one or more Subsidiaries, the business(es) of which, individually or in the aggregate, generate 15% or more of the consolidated revenues of SunPower and its subsidiaries, taken as a whole (for the 12-month period ending on the last day of SunPower’s most recently completed fiscal year), or (y) assets of one or more of the subsidiaries of SunPower, which assets, individually or in the aggregate, constitute 15% or more (measured by the fair market value thereof as of the date of such transaction) of the consolidated assets of SunPower and its subsidiaries, taken as a whole; but excluding in each case any direct or indirect sale, transfer or disposition of (x) assets of any Solar SPE in the ordinary course of business or (y) securities held by SunPower or any of its subsidiaries of any person, which securities are listed on any national or internationally recognized securities exchange; or

•	any combination of the foregoing transactions that results in one of the effects referenced in the bullet above.

The Tender Offer Agreement defines “Superior Proposal” as any unsolicited, bona fide written offer or proposal (that has not been withdrawn) for an Acquisition Transaction on terms that the SunPower Board has determined in good faith (after consultation with its financial advisor and outside legal counsel and taking into consideration, in addition to any other factors determined by it in good faith to be relevant, (A) all financial considerations relevant thereto, including conditions in the financial and credit markets, (B) the identity of the person(s) making such offer or proposal and the parties providing any of the financing for the transaction contemplated thereby, and the prior history of such person(s) and sources of financing in connection with the consummation or failure to consummate similar transactions, (C) the anticipated timing, conditions and prospects for completion of the transaction contemplated by such offer or proposal, and (D) the other terms and conditions of such offer or proposal and the implications thereof on SunPower, including relevant legal, regulatory and other aspects of such offer or proposal deemed relevant by the SunPower Board) would be more favorable to SunPower’s stockholders than Purchaser’s offer for their Shares (or any proposal delivered by Purchaser in accordance with the terms of the Tender Offer Agreement); provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references in the definition of “Acquisition Transaction” to “15% or more” will be deemed to be references to “at least a majority,” and the reference in the definition of “Acquisition Transaction” to “85%” will be deemed to be a reference to “50%.”

Change in Recommendation. SunPower has agreed that neither the SunPower Board nor any committee thereof will (i) fail to make the Company Board Recommendation to the holders of the Shares, (ii) withhold, withdraw, amend or modify in a manner adverse to Purchaser, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Purchaser, the Company Board Recommendation, (iii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, (iv) in the case of a publicly announced or publicly disclosed Acquisition Proposal that is not a tender or exchange offer, fail to reaffirm the Company Board Recommendation within ten business days after a written request by Purchaser that SunPower do so, it being understood that any publicly announced or publicly disclosed material amendment or modification to any such Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this clause (iv) (and, if applicable, Purchaser will specify in its written request whether or not such request is in respect of a material amendment or modification to any such Acquisition Proposal); provided, that, SunPower shall not be obligated to reaffirm the Company Board Recommendation on more than one occasion in response to an Acquisition Proposal and any such failure to reaffirm on more than one occasion in response to any such Acquisition Proposal will not constitute a Company Board Recommendation Change, (v) in the case of an Acquisition Proposal that is a tender or exchange offer, fail to have filed within ten business days after the public announcement of the commencement of such Acquisition Proposal a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the SunPower stockholders reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer, or (vi) publicly resolve, agree or propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (vi) being referred to herein as a “Company Board Recommendation Change”); provided, however, that nothing in the Tender Offer Agreement will prohibit the SunPower Board from disclosing to the stockholders of SunPower a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Offer will be deemed to be a Company Board Recommendation Change.

However, if, at any time prior to the closing of the Offer, the SunPower Board receives a Superior Proposal or a material event, fact, circumstance or development, unknown to the SunPower Board as of the date of the

Tender Offer Agreement, which becomes known prior to the closing of the Offer (other than, and not relating in any way to, an Acquisition Proposal) (an “Intervening Event”) occurs, the SunPower Board may effect a Company Board Recommendation Change provided, that: (i) the SunPower Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties to stockholders under Delaware law; (ii) SunPower has notified Purchaser in writing that it intends to effect a Company Board Recommendation Change, which will include (A) with respect to a Superior Proposal, a copy of the final form of all agreements, commitment letters and other material documents constituting or relating to such Superior Proposal or (B) in response to an Intervening Event, a description of the material facts and circumstances relating to such Intervening Event (in each case, a “Recommendation Change Notice”); provided, that, notwithstanding anything to the contrary set forth in the Tender Offer Agreement, such Recommendation Change Notice will in no event constitute a Company Board Recommendation Change; (iii) upon Purchaser’s request, SunPower will have made its representatives reasonably available to discuss and negotiate in good faith with Purchaser’s representatives any proposed modifications to the terms and conditions of the Tender Offer Agreement during the Matching Period (as defined below under “Termination of the Tender Offer Agreement”); and (iv) if Purchaser has delivered to SunPower a written proposal to alter the terms or conditions of the Tender Offer Agreement during such Matching Period that is capable of being accepted by the SunPower and, upon such acceptance would be legally binding on Purchaser, the SunPower Board has determined in good faith (after consultation with its financial advisor and outside legal counsel), after considering the terms of such proposal by Purchaser, that failure to effect a Company Board Recommendation Change would continue to be inconsistent with its fiduciary duties to SunPower’s stockholders under Delaware law. Any material amendment or modification to any Superior Proposal will be deemed to be a new Superior Proposal for purposes of the foregoing paragraph (and require a new Matching Period, except that all references to “five business days” in the definition of “Matching Period” will be references to “three business days”). SunPower will keep confidential any proposals made by Purchaser to revise the terms of the Tender Offer Agreement, other than in the event of any amendment to the Tender Offer Agreement and to the extent required to be disclosed in any reports of SunPower filed with the Securities and Exchange Commission.

Termination of the Tender Offer Agreement. The Tender Offer Agreement provides that it may be terminated and the Offer may be abandoned at any time prior to the closing of the Offer:

•	by mutual written agreement of Purchaser and SunPower;

•

by either Purchaser or SunPower, if the closing of the Offer has not occurred prior to (i) 11:59 p.m. (California time) on December 31, 2011 (the “Termination Date”) provided, however, that the right to terminate the Tender Offer Agreement on this basis will not be available to any party whose action or failure to fulfill any obligation under the Tender Offer Agreement has been a principal cause of or resulted in any of the conditions to the Offer described in Section 15—“Conditions of the Offer” to fail to be satisfied and such action or failure to act constitutes a material breach of the Tender Offer Agreement;

•

by Purchaser or SunPower, in the event that the Offer has expired in accordance with its terms and has not been extended and is not required to be extended pursuant to the provisions of the Tender Offer Agreement, without the closing of the Offer having occurred;

•

by Purchaser or SunPower, in the event that any governmental authority of competent jurisdiction has (i) enacted, issued or promulgated any law that is in effect and has the effect of making the consummation the Offer illegal, or (ii) issued or granted any order that is in effect and has the effect of making the Offer illegal, and such order has become final and non-appealable;

•

by SunPower, in the event that (i) SunPower is not then in material breach of its covenants, agreements and other obligations under the Tender Offer Agreement, and (ii) Purchaser has breached or otherwise violated any of its material covenants, agreements or other obligations under the Tender Offer Agreement in any material respect, or any of the representations and warranties of Purchaser set forth in the Tender Offer Agreement has become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would reasonably be expected to prevent the consummation of, or give Purchaser the right not to consummate, the Offer, and have not been cured prior to the later of (A) any then scheduled expiration of the Offer or (B) 30 days after the giving of written notice by SunPower to Purchaser of such breach, violation or inaccuracy;

•

by Purchaser, in the event that (i) Purchaser is not then in material breach of its covenants, agreements and other obligations under the Tender Offer Agreement, and (ii) SunPower has breached or otherwise violated any of its material covenants, agreements or other obligations under the Tender Offer Agreement, or any of the representations and warranties of SunPower set forth in the Tender Offer Agreement has become inaccurate, in either case such that the events described in the fifth, sixth or eighth bullets under Section 15—“Conditions of the Offer” below has occurred, and have not been cured, prior to the later of (A) any then scheduled expiration of the Offer or (B) 30 days after the giving of written notice by Purchaser to SunPower of such breach, violation or inaccuracy;

•

by SunPower, in the event that (i) SunPower has received a Superior Proposal (defined below); (ii) the SunPower Board has determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would be inconsistent with its fiduciary duties to SunPower stockholders under Delaware law; (iii) SunPower has notified Purchaser in writing of the Superior Proposal, which notice will include a copy of the material terms and conditions of such Superior Proposal (and the final form of all agreements, commitment letters and other material documents constituting or relating to such Superior Proposal) (a “Superior Proposal Notice”); provided, that, notwithstanding anything to the contrary in the Tender Offer Agreement, such notice will not constitute a Company Board Recommendation Change; (iv) if requested by Purchaser, SunPower has made its representatives reasonably available to discuss and negotiate in good faith with Purchaser’s representatives any proposed modifications to the terms and conditions of the Tender Offer Agreement during the period beginning at 9:00 a.m. Pacific time on the day immediately following delivery by SunPower to Purchaser of such Superior Proposal Notice and ending at 9:00 a.m. Pacific time on the fifth business day thereafter (the “Matching Period”); (v) if Purchaser has delivered to SunPower during the Matching Period a written proposal that if accepted by SunPower would be binding on Purchaser to alter the terms and conditions of the Tender Offer Agreement, and the SunPower Board has determined in good faith (after consultation with its financial advisors and outside legal counsel), after considering the terms of such proposal by Purchaser, that the Superior Proposal giving rise to such Superior Proposal Notice continues to be a Superior Proposal; and (vi) concurrently with the termination of the Tender Offer Agreement, SunPower pays Purchaser a termination fee (the “Termination Fee”) equal to the sum of (i) $42,500,000 plus (ii) certain out-of-pocket fees and expenses of Purchaser or its affiliates associated with the Offer (the “Purchaser Expenses”), up to a maximum of $2,500,000 (unless Purchaser agrees in writing to reject payment of such Termination Fee); provided, that any material amendment or modification to any Superior Proposal will be deemed to be a new Superior Proposal for purposes of the foregoing (and require a new Matching Period, measured as set forth above, except that all references to five business days will be references to three business days); or

•

by Purchaser, in the event that (i) the SunPower Board or any committee thereof has effected a Company Board Recommendation Change (whether or not in compliance with the terms of the Tender Offer Agreement) or (ii) SunPower has violated or breached any of its obligations and agreements described above under “No Solicitation” in any material respect.

Fees and Expenses; Termination Fee. Except as detailed below, the Tender Offer Agreement provides that all fees and expenses incurred in connection with the Offer and transactions contemplated by the Tender Offer Agreement will be paid by the parties incurring such fees and expenses.

SunPower will pay Purchaser the Termination Fee (unless Purchaser agrees in writing to reject payment of such Termination Fee) in the event that (A) the Tender Offer Agreement is terminated pursuant to any of the provisions described in the second, third or sixth bullet points under “Termination of the Tender Offer Agreement” above (provided, that the breach giving rise to such termination pursuant to the provision described in the sixth bullet point under “Termination of the Tender Offer Agreement” above must have occurred following the public announcement or public disclosure of the Acquisition Proposal referenced in clause (B) below) and at the time of such termination the Minimum Condition had not been satisfied, (B) following the execution and delivery of the Tender Offer Agreement and prior to termination, an Acquisition Proposal has been publicly announced or become publicly disclosed, and (C) within 365 days following termination, SunPower (x) consummates a Competing Acquisition Transaction (as defined below) or (y) enters into a definitive agreement providing for a Competing Acquisition Transaction that is subsequently consummated (whether or not such Competing Acquisition Transaction is with respect to the Acquisition Proposal referenced in the preceding clause (B)). For purposes of the foregoing, a “Competing Acquisition Transaction” means an “Acquisition Transaction” except that all references to “15% or more” will be deemed to be references to “at least a majority,” and the reference therein to “85%” will be deemed to be a reference to “50%.”

SunPower will also pay Purchaser the Termination Fee (unless Purchaser agrees in writing to reject payment of such Termination Fee) if it terminates the Tender Offer Agreement pursuant to any of the provisions described in the seventh or eighth bullet points under “Termination of the Tender Offer Agreement” above.

In addition, SunPower will pay Purchaser the Purchaser Expenses up to a maximum of $2,500,000 if the Tender Offer Agreement is terminated pursuant to the provisions described in the third bullet point under “Termination of the Tender Offer Agreement” above and at the expiration of the Offer the Minimum Condition is not satisfied (provided, that, such Purchaser Expenses will be credited against any Termination Fee that may become payable pursuant to the foregoing).

Reasonable Best Efforts to Complete. Each of Purchaser and SunPower will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Tender Offer Agreement, including by:

•	using its reasonable best efforts to cause the conditions to the Offer described in Section 15—“Conditions Of The Offer” to be satisfied or fulfilled;

•	using its reasonable best efforts to make any necessary filings with respect to the Offer under the Exchange Act;

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using its reasonable best efforts to obtain all necessary or appropriate consents, waivers and approvals, and to provide all necessary notices, under SunPower’s material contracts so as to maintain and preserve the benefits under such contracts following the consummation of the transactions;

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making all necessary registrations, declarations and filings with governmental authorities in connection with the Tender Offer Agreement and the consummation of the transactions contemplated thereby, and obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from governmental authorities (including any necessary antitrust approvals) in connection with the Tender Offer Agreement and the consummation of the transactions contemplated thereby; and

•

assisting the other parties in (A) making all necessary registrations, declarations and filings with governmental authorities in connection with the Tender Offer Agreement and the consummation of the transactions contemplated hereby, including by providing such information regarding itself, its affiliates and their respective operations as may be requested in connection with a filing by it or any of its aubsidiaries and (B) obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from Governmental Authorities (including any necessary antitrust approvals) in connection with this Agreement and the consummation of the transactions contemplated hereby.

Notwithstanding the foregoing, nothing set forth above or elsewhere in the Tender Offer Agreement will be deemed to require Purchaser or SunPower or any subsidiary thereof to agree to any divesture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

Takeover Laws. In the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to the Tender Offer Agreement or any of the transactions contemplated by the Tender Offer Agreement, SunPower, at the direction of the SunPower Board, and Purchaser, at the direction of Purchaser’s board of directors, each will use its reasonable best efforts to provide that the transactions contemplated by the Tender Offer Agreement may be consummated as promptly as practicable on the terms and subject to the provisions set forth in the Tender Offer Agreement, and otherwise to minimize the effect of such statute or regulation on the Tender Offer Agreement and the transactions contemplated by the Tender Offer Agreement.

Amendment. Subject to applicable laws and subject to the other provisions of the Tender Offer Agreement, the Tender Offer Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of Purchaser and SunPower; provided, however, that after the closing of the Offer, no amendment may be made that decreases the price per share to be paid by the Purchaser pursuant to the Offer.

Reclassification. Subject to SunPower’s receipt of a tax opinion of Jones Day, Skadden, Arps, Slate, Meagher & Flom LLP or other outside counsel to SunPower reasonably satisfactory to Purchaser regarding the effect of implementing the Reclassification Proposal (as defined below), which tax opinion is reasonably satisfactory to Purchaser and, to the extent so required pursuant to any written agreement entered into between SunPower and Cypress Semiconductor Corporation (“Cypress”), reasonably satisfactory to Cypress, SunPower will establish a record date for, call, give notice of, convene and hold a meeting of SunPower stockholders as promptly as practicable following the acceptance for payment of Shares in the Offer, but in no event later than the six month anniversary of the acceptance for payment of Shares in the Offer, for the purpose of voting upon a proposal to amend SunPower’s Certificate of Incorporation to reclassify all outstanding shares of SunPower’s Class A Shares and Class B Shares into a single class of common stock named “Common Stock” which has the same voting powers, preferences, rights and qualifications, limitations and restrictions as the Class A Shares as of the date of the Tender Offer Agreement (the “Reclassification Proposal”). Purchaser will vote all Shares acquired in the Offer (or otherwise owned by it or any of its respective wholly owned subsidiaries as of the applicable record date) in favor of (x) the Reclassification Proposal in accordance with the DGCL, and (y) an increase in the number of shares available for issuance under SunPower’s equity incentive plans by 2,500,000, in each case at such SunPower stockholder meeting or otherwise.

Certain Forbearances. Except as disclosed to Purchaser in connection with the disclosures made against the representations and warranties of the Tender Offer Agreement or consented to in writing by Purchaser, from the entering into until the termination of the Tender Offer Agreement and the acceptance for payment, and payment for, all Shares that are validly tendered and not properly withdrawn pursuant to the Offer, SunPower will not, and will not permit any of its subsidiaries to, take any of the following actions:

•	any amendment to SunPower’s bylaws or certificate of incorporation, except as expressly contemplated by the Affiliation Agreement (as defined below);

•	any amendment or redemption of the Rights Agreement, except as expressly contemplated by the Affiliation Agreement;

•

certain actions described in Section 4.3 of the Affiliation Agreement, except (i) in the case of paragraph (d) of that section, for any sale, lease, license, transfer or other disposition of Solar SPEs in the ordinary course of business, and (ii) in the case of paragraph (f) of that section, in connection with refinancing or replacing any of SunPower’s 1.25% convertible debentures, the issuance of a new convertible debenture issued on or after July 1, 2011 on no less favorable terms than SunPower’s

1.25% convertible debentures being refinanced or replaced with respect to ranking (senior/senior sub/subordinated), financial covenants, operational covenants, and events of default, and whether issued prior to or after the replacement of such 1.25% convertible debentures; provided, however, that SunPower will have provided Purchaser with written notice of such issuance at least five business days prior to such issuance (which notice shall contain a reasonably detailed summary of the material terms and conditions of such new convertible debentures) and shall have consulted with Purchaser during such five business day period;

•

any issuance, sale, pledge, disposition, granting or encumbrance of any shares of any class of capital stock of SunPower, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest and including any SunPower stock awards or voting securities), of SunPower, except for (i) the grant of stock awards or voting securities under SunPower’s equity incentive plans in the ordinary course of business consistent with past practice, (ii) the issuance of shares of SunPower’s common stock upon the exercise of SunPower options or the vesting or settlement of SunPower’s restricted stock or restricted stock unit awards outstanding on the date of the Tender Offer Agreement or granted in accordance with the foregoing, and (iii) upon the conversion or exercise of convertible debentures outstanding on the date of the Tender Offer Agreement;

•

any declaration, setting aside, making or payment of any dividend or other distribution (payable in cash, stock, property or otherwise) with respect to, or any reclassification, combination, split or subdivision of, any shares of any class of capital stock of SunPower;

•

any redemption, purchase or other acquisition, directly or indirectly, of any shares of any class of capital stock of SunPower, except for (i) tax withholdings and exercise price settlements upon exercise of options or with respect to restricted stock restricted stock unit awards, in each case in the ordinary course of business and in compliance with applicable law and (ii) purchases of shares of SunPower common stock or convertible debentures from the holders thereof in one or more privately negotiated transactions which are not effected in the open market and would not constitute a tender offer in accordance with applicable laws; or

•	any announcement of an intention to enter into, or entry into, any formal or informal contract or any commitment to do any of the foregoing.

Representations and Warranties. In the Tender Offer Agreement, SunPower has made customary representations and warranties to Purchaser (subject to certain conditions), including, but not limited to, representations relating to: the organization and good standing of SunPower; the authorization, execution, delivery and performance of the Tender Offer Agreement and the agreements and transactions contemplated by the Tender Offer Agreement; no violations of law, conflicts with or consents required in connection with the Tender Offer Agreement and the agreements and transactions contemplated thereby; SunPower’s capitalization; the due organization, valid existence and good standing of SunPower’s subsidiaries; ownership of SunPower’s subsidiaries; the filing of all requisite reports, forms and documents with the SEC; SunPower’s public information and financial statements; the absence of undisclosed liabilities; absence of certain changes or events; compliance with laws and orders; permits and compliance; litigation and legal proceedings; the validity of SunPower’s material contracts; tax matters; employee plans; labor matters; property and assets; environmental matters; intellectual property; and Schedule TO and Schedule 14D-9.

In the Tender Offer Agreement, Purchaser has made customary representations and warranties to SunPower (subject to certain exceptions), including, but not limited to, representations relating to: organization, existence and good standing of Purchaser; authorization, execution, delivery and performance of the Tender Offer Agreement and the transactions contemplated by the Tender Offer Agreement; governmental authority and consents required for the Tender Offer Agreement; litigation and legal proceedings; ownership of capital stock; brokers and finders; sufficiency of financing; and Schedule TO and Schedule 14D-9.

The representations and warranties contained in the Tender Offer Agreement are subject to certain limitations agreed upon by Purchaser and SunPower in the Tender Offer Agreement, in some cases subject to a standard of materiality provided for in the Tender Offer Agreement, and are qualified by information in confidential disclosure schedules that were provided by SunPower in connection with the signing of the Tender Offer Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Tender Offer Agreement. Moreover, the representations and warranties in the Tender Offer Agreement were negotiated with the principal purpose of allocating risk among Purchaser and SunPower, and establishing the circumstances under which Purchaser would have the right not to consummate the Offer under which a party may have the right to terminate the Tender Offer Agreement, rather than establishing matters of fact.

Third Party Beneficiaries. Except, from and after the closing of the Offer, for the rights of holders of shares validly tendered and not properly withdrawn pursuant to the Offer and accepted for exchange by Purchaser pursuant to the Offer to receive the Offer Price pursuant to the Offer, the Tender Offer Agreement is not intended to, and will not, confer upon any other person any rights or remedies.

Specific Performance. Subject to certain terms and conditions, Purchaser and SunPower have agreed that, in addition to any other remedy to which they are entitled at law or in equity, in the event of any breach or threatened breach by SunPower, on the one hand, or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in the Tender Offer Agreement, SunPower, on the one hand, and Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the Tender Offer Agreement or to enforce compliance with, the covenants and obligations of the other under the Tender Offer Agreement.

The Tender Offer Agreement Guaranty.

Total has entered into a guaranty (the “Tender Offer Agreement Guaranty”) in connection with the Offer pursuant to which Total unconditionally guarantees the full and prompt payment of Purchaser’s payment obligations under the Tender Offer Agreement and the full and prompt performance of all of Purchaser’s representations, warranties, covenants, duties and agreements contained in the Tender Offer Agreement; provided, that the maximum aggregate liability to Total under the Tender Offer Guaranty will not be more than the aggregate value at the Offer Price of the maximum number of Shares which may be validly tendered and accepted for payment pursuant to and in accordance with the terms of the Tender Offer Agreement.

The Credit Support Agreement.

On April 28, 2011, SunPower entered into a Credit Support Agreement with Total. Pursuant to the Credit Support Agreement, subject to the terms and conditions described below, Total, as Guarantor has agreed to enter into one or more guarantee agreements (each a “Guaranty”) with banks providing letter of credit facilities to SunPower in support of SunPower’s utility and power plant (“UPP”) and large commercial portion of the residential and commercial segment (“LComm”) businesses (whether for the account of SunPower or any wholly owned subsidiary of SunPower) and certain other permitted purposes. Pursuant to such Guarantees, Guarantor would guarantee the payment to the applicable bank of SunPower’s obligation to reimburse a draw on a letter of credit and pay interest thereon in accordance with the letter of credit facility between such bank and SunPower. The Credit Support Agreement will become effective on the date on which the acceptance for payment by Purchaser of Shares pursuant to the Offer occurs (the “CSA Effective Date”).

Under the Credit Support Agreement, at any time from the CSA Effective Date until the fifth anniversary thereof, SunPower may request that Guarantor provide a Guaranty with respect to a letter of credit facility, which may be a facility that was in effect as of the CSA Effective Date and pursuant to which SunPower proposes to arrange for letters of credit to be issued after the CSA Effective Date. Guarantor is required to issue and enter into the Guaranty requested by SunPower subject to certain terms and conditions, any of which may be waived by Total. These terms and conditions include, but are not limited to, that:

•

after giving effect to SunPower’s request, the sum, calculated in dollars or an equivalent dollar amount, as applicable, of (a) the aggregate amount available to be drawn under guaranteed letter of credit facilities, (b) the amount of letters of credit available to be issued under any guaranteed facility and (c) the aggregate amount of draws (including accrued but unpaid interest) on any letters of credit issued under any guaranteed facility that have not yet been reimbursed by SunPower (such sum, the “Aggregate L/C Amount”) cannot exceed $445 million for the period from the CSA Effective Date through December 31, 2011, $725 million for the period from January 1, 2012 through December 31, 2012, $771 million for the period from January 1, 2013 through December 31, 2013, $878 million for the period from January 1, 2014 through December 31, 2014, $936 million for the period from January 1, 2015 through December 31, 2015 and $1 billion for the period from January 1, 2016 through the termination of the Credit Support Agreement (the “Maximum L/C Amount”), subject to certain adjustments, including that if the SunPower Board approves a projected income statement, cash flow statement and balance sheet of SunPower (an “Annual Operating Plan”) for any period specified above that provides for credit support exceeding the amounts specified for such period, Guarantor may, in its sole discretion, increase the amounts specified for such period up to the amount set forth in such Annual Operating Plan, or, if the SunPower Board approves an Annual Operating Plan by supermajority board approval (as described in the Affiliation Agreement) for any period specified above that provides for credit support of less than 90% of the amounts specified for such period, then the maximum amount of credit support available for such period will automatically be reduced to the amount set forth in such Annual Operating Plan, but, if following such reduction SunPower’s management approves UPP and LComm projects such that SunPower’s requires credit support of up to, but not exceeding, 110% of such reduced amount, then such reduced amount will be increased to such higher required credit support amount, which credit support amount can be further increased up to, but not exceeding, the maximum amounts specified for such period above if the SunPower Board approves UPP and LComm projects that require additional credit support and, finally, the maximum Aggregate L/C Amount for the period from the CSA Effective Date through December 31, 2011 may be increased to $645 million to support SunPower’s construction of the California Valley Solar Ranch in San Luis Obispo County, California if SunPower is the prime contractor for such project and the EPC arrangements for such project, including contracts with prime contractors and subcontractors and related credit support, performance guaranty and completion guaranty arrangements, are reasonably satisfactory to Guarantor;

•	the letter of credit facility for which SunPower is requesting a Guaranty must provide that any letter of credit drawn under such facility be repaid within five business days;

•

the letter of credit facility cannot permit the issuance of letters of credit after the fifth anniversary of the CSA Effective Date or with an expiration date after the seventh anniversary of the CSA Effective Date;

•

the letter of credit facility may not permit the issuance of letters of credit for any obligations of SunPower or a wholly-owned subsidiary other than (a) performance guarantees (with a period of up to two years after completion of the applicable project) and completion guarantees (until completion of the applicable project) with respect to engineering, procurement and construction services provided in connection with its UPP and LComm businesses, (b) performance guarantees for engineered hardware packages not including engineering, procurement and construction services for UPP projects for a period of up to two years after completion of the applicable project, (c) certain purchase, repayment and tax indemnity obligations of SunPower or a wholly-owned subsidiary existing as of the CSA Effective Date and supported by no more than three letters of credit (which letters of credit will be replaced by letters of credit issued pursuant to a guaranteed facility), and (d) certain other permitted purposes related to project development for a period of up to two years; provided that SunPower will be permitted to have outstanding letters of credit for the purposes set forth in clauses (a) and (b) for a period of between two and three years and for an aggregate initial face amount of up to 15% of the then-applicable Maximum L/C Amount;

•

no Trigger Event (as defined below) has occurred or is ongoing, or would result from SunPower entering into such letter of credit facility (together with any associated ancillary documents or agreements); and

•

the Guaranty must be provided in substantially the form agreed by Guarantor and the applicable bank, and, in any case, must include (a) the right of Guarantor to direct the bank to suspend the issuance of additional letters of credit upon the occurrence and during the continuation of a Trigger Event or following a reduction in the Maximum L/C Amount and (b) an obligation of the bank to notify Guarantor in writing of each issuance or drawdown of a letter of credit under the facility.

Payments to be paid by SunPower to Guarantor. In consideration for the commitments of Guarantor, SunPower is required to pay Guarantor a guarantee fee, repayment of any payments made under any Guaranty plus interest, certain expenses of Guarantor and interest on overdue amounts owed to Guarantor. The guarantee fee for each letter of credit that is the subject of a Guaranty and was outstanding for all or part of the preceding calendar quarter will be equal to: (x) the average daily amount of the undrawn amount of such letter of credit plus the amount drawn on such letter of credit that has not yet been reimbursed by SunPower or Guarantor, (y) multiplied by 1.00% for letters of credit issued or extended prior to the second anniversary of the CSA Effective Date, 1.40% for letters of credit issued or extended from the second anniversary of the CSA Effective Date until the third anniversary of the CSA Effective Date, 1.85% for letters of credit issued or extended from the third anniversary of the CSA Effective Date until the fourth anniversary of the CSA Effective Date, and 2.35% for letters of credit issued or extended from the fourth anniversary of the CSA Effective Date until the fifth anniversary of the CSA Effective Date, (z) multiplied by the number of days that such letter of credit was outstanding, divided by 365. SunPower is required to reimburse payments made by Guarantor under any Guaranty within 30 days plus interest at a rate equal to LIBOR (as in effect as of the date of Guarantor’s payment) plus 3.00%. The expenses of Guarantor to be reimbursed by SunPower will include reasonable out-of-pocket expenses incurred after the CSA Effective Date in the performance of its services under the Credit Support Agreement and reasonable out-of-pocket attorneys’ fees and expenses incurred in connection with payments to a bank under a Guaranty or enforcement of any of SunPower’s obligations. Overdue payment obligations of SunPower will accrue interest at a rate per annum equal to LIBOR as in effect at such time such payment was due plus 5.00%. Finally, SunPower is solely responsible for any bank fees incurred in connection with securing any letter of credit facilities.

Benchmark Credit Terms. No later than June 30, 2012 and annually every June 30 thereafter throughout the term of the Credit Support Agreement, and also at any time SunPower desires to obtain a letter of credit facility that would be the subject of a Guaranty, SunPower is required to solicit benchmark credit terms for of a letter of credit facility without a Guaranty from Guarantor and without collateral and report those benchmark terms to Guarantor. If (a) the annual fees payable by SunPower on the issued amount of a letter of credit under a proposed letter of credit facility that is not guaranteed by Guarantor are equal to or less than 110% of the annual fees plus any applicable guarantee fee payable to Guarantor pursuant to a guaranteed letter of credit facility under the Credit Support Agreement, (b) the other fees payable under such non-guaranteed letter of credit facility are reasonable in light of the fees payable under a guaranteed letter of credit facility and the anticipated uses of such non-guaranteed letter of credit facility and (c) the other terms and conditions of such non-guaranteed letter of credit facility (including restrictive covenants) are reasonable in light of the anticipated use of such non-guaranteed letter of credit facility, then (i) SunPower will be required to enter into such non-guaranteed letter of credit facility as soon as commercially reasonable, (ii) SunPower will be required reduce the commitments under guaranteed letter of credit facilities in an amount equal to such non-guaranteed letter of credit facility and (iii) so long as such non-guaranteed letter of credit facility remains in effect, the Maximum L/C Amount during such period will be reduced by the maximum aggregate amount of the letters of credit that may be issued pursuant to such non-guaranteed letter of credit facility.

Covenants of SunPower and Guarantor. Under the Credit Support Agreement, SunPower has agreed to undertake certain actions, including, but not limited to, ensuring that the payment obligations of SunPower to Guarantor rank at least equal in right of payment with all of SunPower’s other present and future indebtedness, other than certain permitted secured indebtedness. SunPower also agrees to refrain from taking certain actions, including, but not limited to, agreeing that it will not:

•

request, during any period in which (a) 10% or more of the initial face amount of all then-outstanding letters of credit issued under guaranteed facilities has been drawn during the preceding twelve months and (b) such drawn letters of credit relate to three or more projects that are developed or owned by at least three unrelated sponsors (unless corrective actions are implemented to the reasonable satisfaction of Guarantor’s authorized officer), the issuance of a letter of credit under a guaranteed facility if the Aggregate L/C Amount, after giving effect to the issuance of such letter of credit, would be greater than the greater of (i) the Aggregate L/C Amount immediately prior to the issuance of such letter of credit, plus 25% of the Maximum L/C Amount immediately prior to the issuance of such letter of credit, less the Aggregate L/C Amount immediately prior to the issuance of such letter of credit, and (ii) 50% of the then-applicable Maximum L/C Amount;

•

request the issuance of a letter of credit if: (a) SunPower defaults with respect to its reimbursement obligations to Guarantor described above or any payment obligation under the Credit Support Agreement that is 30 days overdue for which Guarantor has demanded payment in writing, (b) SunPower defaults in the observance or performance of any agreement, term or condition contained in any letter of credit facility that is the subject of a Guaranty, which would constitute an event of default or similar event under such letter of credit facility (other than an obligation to pay any amount, the payment of which is guaranteed by Guarantor), up to or beyond any applicable grace period provided in the guaranteed facility (unless waived by the applicable bank and Guarantor), (c) SunPower or any of its subsidiaries (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) is unable, or admits in writing its inability, to pay its debts generally as they mature, (iii) makes a general assignment for the benefit of its or any of its creditors, (iv) is dissolved or liquidated, (v) becomes insolvent, (vi) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or consent to same or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding, or (vii) takes any action for the purpose of effecting any of the foregoing, provided, that to the extent that any of the foregoing applies only to one or more subsidiaries of SunPower and not to SunPower itself, then only to the extent that such event or occurrence could reasonably be expected to have a material adverse effect on the business, assets, operations or financing or other condition of SunPower or its subsidiaries, when taken as a whole, the ability of SunPower to pay or perform its obligations under the Credit Support Agreement, the rights and remedies of Guarantor under the Credit Support Agreement, or the validity and enforceability of the Credit Support Agreement or the rights and remedies of Guarantor thereunder (a “CSA Material Adverse Effect”), or (d) proceedings are commenced (and not dismissed within 60 days) for the appointment of receiver, trustee, liquidator or custodian of SunPower, or of all or a substantial part of its property or any of its subsidiaries, or any other involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to SunPower or any of its subsidiaries or its or their debts under any bankruptcy, insolvency or similar law are commenced, except that to the extent the proceeding applies only to one or more subsidiaries and not to SunPower itself, then only to the extent that such event could reasonably be expected to have a CSA Material Adverse Effect;

•	amend any agreements related to any guaranteed letter of credit facility;

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grant any lien to secure indebtedness (other than certain permitted secured indebtedness) unless (a) an identical lien is granted to Guarantor to secure SunPower’s obligations and (b) such other lien is at all times equal or subordinate to the priority of the lien granted to Guarantor under (a);

•	make any equity distributions as long as it has any outstanding repayment obligation to Guarantor resulting from a draw on guaranteed letter of credit; or

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request a guaranteed letter of credit for any project (or series of projects located within 500 meters of one another) with a nameplate capacity rating in excess of 50 megawatts (ac – alternating current) (other than SunPower’s California Valley Solar Ranch project), it being understood that, subject to certain conditions, Guarantor will be deemed to have consented to such a letter of credit if it has not responded to any request for its consent within four weeks after receiving all documentation it has reasonably requested to evaluate the proposed letter of credit, and if Guarantor objects to guaranteeing such letter of credit, SunPower may obtain such letter of credit under a non-guaranteed credit facility, and such letter of credit facility may be secured without the requirement to grant to Guarantor a lien, and any letters of credit issued thereunder will not count towards calculating the Aggregate L/C Amount or the Maximum L/C Amount.

Guarantor agrees that

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promptly after the CSA Effective Date, it will use reasonable efforts to assist SunPower in obtaining a $200,000,000 revolving credit facility with lenders and on terms as may be agreed from time to time between Guarantor and SunPower; and

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any liens granted to Guarantor in connection with SunPower’s grant of a lien to secure other indebtedness will be junior and subordinate to the priority of the liens granted to the holders of certain permitted secured indebtedness, and Guarantor agrees to enter into intercreditor agreements with the holders of permitted secured indebtedness to effectuate as much.

Trigger Events. Under the Credit Support Agreement, following a Trigger Event, and during its continuation, Guarantor may elect not to enter into any additional Guaranties; declare all or any portion of the outstanding amounts owed by SunPower to Guarantor to be due and payable; after providing prior written notice to SunPower, direct banks that have provided guaranteed letter of credit facilities to stop all issuances of any additional letters of credit under such facilities; access and inspect SunPower’s relevant financial records and other documents upon reasonable notice to SunPower; and exercise all other rights it may have under applicable law, provided that at its discretion Guarantor may also rescind such actions.

The following events each constitute a “Trigger Event”:

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SunPower defaults with respect to its reimbursement obligations to Guarantor described above or any payment obligation under the Credit Support Agreement that is 30 days overdue for which Guarantor has demanded payment in writing;

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any representation or warranty made by SunPower in the Credit Support Agreement or as an inducement to enter into any Guaranty is false, incorrect, incomplete or misleading in any material respect when made and has not been cured within 15 days after notice thereof by Guarantor;

•	SunPower fails, and continues to fail for 15 days, to observe or perform any material covenant, obligation, condition or agreement in the Credit Support Agreement;

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SunPower defaults in the observance or performance of any agreement, term or condition of any guaranteed facility that would constitute an event of default or similar event thereunder (other than an obligation to pay any amount, the payment of which is guaranteed by Guarantor), up to or beyond any grace period provided in such facility, unless waived by the applicable bank and Guarantor;

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SunPower or any of its subsidiaries defaults in the observance or performance of any agreement, term or condition contained in any bond, debenture, note or other indebtedness such that the holders of such indebtedness may accelerate the payment of $25 million or more of such indebtedness;

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SunPower or any of its subsidiaries (a) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (b) is unable, or admits in writing its inability, to pay its debts generally as they mature, (c) makes a general assignment for the benefit of its or any of its creditors, (d) is dissolved or liquidated, (e) becomes insolvent,

(f) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or consent to same or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding, or (g) takes any action for the purpose of effecting any of the foregoing, provided, that to the extent that any of the foregoing applies only to one or more subsidiaries of SunPower and not to SunPower itself, then a Trigger Event will be deemed to have occurred only if such event or occurrence could reasonably be expected to have a CSA Material Adverse Effect; and

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proceedings are commenced (and not dismissed within 60 days) for the appointment of receiver, trustee, liquidator or custodian of SunPower, or of all or a substantial part of its property or any of its subsidiaries, or any other involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to SunPower or any of its subsidiaries or its or their debts under any bankruptcy, insolvency or similar law are commenced, except that the extent the proceeding applies only to one or more subsidiaries and not to SunPower itself, then such event will only constitute a Trigger Event to the extent that such event could reasonably be expected to have a CSA Material Adverse Effect.

Termination. The Credit Support Agreement will terminate after the later of the payment in full of all obligations thereunder and the termination or expiration of each Guaranty provided thereunder following the fifth anniversary of the CSA Effective Date. In addition, the Credit Support Agreement will terminate automatically and be of no further force or effect upon the Tender Offer Agreement being terminated in accordance with its terms.

Assignment. The Credit Support Agreement may not be assigned by SunPower without the prior written consent of Guarantor.

The following terms and conditions apply to assignments by Guarantor:

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During the period from the CSA Effective Date through December 31, 2013, Guarantor may not assign its rights and obligations under the Credit Support Agreement without the prior written consent of SunPower.

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During the period from January 1, 2014 through June 30, 2016 (the “Free Transfer Period”), Total, as the initial Guarantor (but not any assignee of Total), may assign its rights and obligations under the Credit Support Agreement without the prior written consent of SunPower to any entity that (a) acquires beneficial ownership of 40% or more of the combined voting power of all voting stock of SunPower and (b) is rated BBB+/Baa1 or better (or, if such entity does not have a current credit rating, would be rated BBB+/Baa1 or better, as determined by a leading investment bank retained by Guarantor (subject to confirmation by a second leading investment bank retained by SunPower, at its option), based on such entity’s long-term unsecured, unsubordinated debt as of the proposed assignment date taking into account the totality of the transactions pursuant to which such entity is acquiring the voting power or voting stock of SunPower and assuming the rights and obligations of Guarantor under the Credit Support Agreement. If a proposed transferee has a credit rating from both S&P and Moody’s and has a credit rating of BBB+ or better by S&P or Baa1 or better by Moody’s, but not both, that proposed transferee would satisfy the requirements above if the S&P and Moody’s credit ratings do not differ by more than one rating (for example, if the S&P credit rating is BBB+ and the Moody’s credit Rating is Baa2, such person would satisfy the requirements above, but if the S&P credit rating is BBB+ and the Moody’s credit rating is Baa3, such person would not satisfy the requirements above).

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Any assignment by Guarantor will not release Guarantor from its obligations to guarantee letters of credit pursuant to a letter of credit facility that is the subject of a Guaranty and outstanding as of the date of the assignment, so long as SunPower continues to pay the guarantee fee relating to such letters of credit. However, Guarantor may notify the banks that have issued such outstanding letters of credit that no new letters of credit may be issued under the applicable letter of credit facility and guaranteed by Guarantor.

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In connection with an assignment during the Free Transfer Period to an assignee that is rated lower than A by S&P or A2 by Moody’s, Guarantor may either (a) pay to SunPower an assignment fee equal to $20 million as of January 1, 2014 and reduced by $2 million per calendar quarter until reduced to zero (for example, the fee payable for an assignment on October 15, 2014 would be $14 million) or (b) agree to pay to SunPower a make-whole amount based on a calculation of the amount actually paid by SunPower to banks that are party to letter of credit facilities (both guaranteed and non-guaranteed) and to lenders in revolving credit facilities permitted under the Credit Support Agreement in increased costs as a result of Total’s assignment of its rights and obligations under the Credit Support Agreement. Such make-whole amount would be payable on a quarterly basis from the assignment date through the fifth anniversary of the CSA Effective Date.

The Affiliation Agreement.

In connection with the Offer, Purchaser and SunPower have entered into an affiliation agreement (the “Affiliation Agreement”). The Affiliation Agreement will govern the relationship following the closing of the Offer between SunPower, on the one hand, and Total, Purchaser, any affiliate of Total and any member of a group of persons formed for the purpose of acquiring, holding, voting, disposing of or beneficially owning voting stock of SunPower of which Total or any of its affiliates is a member (excluding SunPower and its controlled subsidiaries and the Disinterested Directors (as defined below), the “Total Group”), on the other hand. The Affiliation Agreement is not effective until the closing of the Offer.

Standstill. Following the closing of the Offer and during the Standstill Period (as defined below), the Total Group may not:

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effect or seek, or announce any intention to effect or seek, any transaction that would result in the Total Group beneficially owning Shares in excess of the Applicable Standstill Limit (as defined below), or take any action that would require SunPower to make a public announcement regarding the foregoing;

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request SunPower, SunPower’s directors who are independent for stock exchange listing purposes and not appointed to the SunPower Board by Purchaser (the “Disinterested Directors”), or officers or employees of SunPower, to amend or waive any of the standstill restrictions applicable to the Total Group; or

•	enter into any discussions with any third party regarding any of the foregoing.

In addition, no member of the Total Group may, among other things, solicit proxies relating to the election of directors to the SunPower Board without the prior approval of the Disinterested Directors.

However, the Total Group is permitted to:

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during the period commencing with the closing of the Offer until the second anniversary of such closing, and following the written invitation from the Disinterested Directors, either (i) make and consummate a tender offer to acquire 100% of the outstanding voting power of SunPower (a “Total Tender Offer”) that is approved and recommended by the Disinterested Directors, or (ii) propose and effect a merger providing for the acquisition of 100% of the outstanding voting power of SunPower (a “Total Merger”) that is approved and recommended by the Disinterested Directors;

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during the period commencing on the second anniversary of the closing of the Offer until December 31, 2014, either (i) make and consummate a Total Tender Offer that is approved and recommended by the Disinterested Directors or (ii) propose and effect a Total Merger that is approved and recommended by the Disinterested Directors; and

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during the period commencing on January 1, 2015 and at any time thereafter, either (i) make and consummate a Total Tender Offer or (ii) propose and effect a Total Merger so long as, in each case, Purchaser complies with certain advance notice and prior negotiation obligations, including providing written notice to SunPower at least 120 days prior to commencing or proposing such Total Tender Offer or Total Merger and making its designees reasonably available for the purpose of negotiation with the Disinterested Directors concerning such Total Tender Offer or Total Merger.

The “Standstill Period” is the period beginning on the date of the Affiliation Agreement and ending on the earlier to occur of:

•	a change in control of SunPower;

•	the first time that the Total Group beneficially owns less than 15% of the outstanding voting power of SunPower;

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prior to Purchaser, together with any controlled subsidiary of Total, owning 50% or less of the outstanding voting power of SunPower or 40% or less of the outstanding voting power of SunPower when at least $100 million in Guaranties are outstanding under the Credit Support Agreement, SunPower or the SunPower Board taking or failing to take certain of the actions described below under “—Events Requiring Stockholder Approval by Purchaser” without Purchaser’s prior approval or fails to comply with certain of the covenants of SunPower described below under “—Covenants of Purchaser and SunPower”;

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upon the first time that Purchaser, together with any controlled subsidiary of Total owns 50% or less of the outstanding voting power of SunPower or 40% or less of the outstanding voting power of SunPower when at least $100 million in Guarantees are outstanding under the Credit Support Agreement, a tender offer for at least 50% of the outstanding voting power of SunPower is commenced by a third party (unless, among other things, such tender offer is withdrawn at a time that the Total Group has not commenced a Total Tender Offer, in which case the Standstill Period will be reinstated); and

•	the termination of the Affiliation Agreement.

The “Applicable Standstill Limit” is the applicable percentage of the lower of (i) the outstanding Shares or (ii) the then outstanding voting power of SunPower equal to:

•	63% during the period commencing with the closing of the Offer and ending on the second anniversary of such closing;

•	66- 2/3% during the period commencing on the second anniversary of the closing of the Offer and ending on December 31, 2014; and

•	70% during the period commencing on January 1, 2015 and continuing thereafter until the termination of the Affiliation Agreement.

Exceptions to Standstill. If during the Standstill Period, any member of the Total Group inadvertently and without knowledge that the transaction would result in a breach of the Applicable Standstill Limit, acquires beneficial ownership of Shares in excess of the Applicable Standstill Limit, the Total Group will not be in breach of its standstill obligations described above so long as:

•	Purchaser promptly notifies SunPower;

•	the Total Group causes such shares to be voted in direct proportion to the manner in which all stockholders of SunPower other than the Total Group and SunPower’s directors or executives vote; and

•	within the time periods provided in the Affiliation Agreement, the Total Group sells such excess Shares to SunPower or on the open market.

If, during the Standstill Period, any member of the Total Group acquires beneficial ownership of Shares in excess of the Applicable Standstill Limit as the result of the conversion of any convertible securities issued by SunPower that were acquired by the Total Group directly from SunPower, then the Total Group will not be in breach of its standstill obligations described above so long as:

•	Purchaser promptly notifies SunPower; and

•	causes such shares to be voted in direct proportion to the manner in which all stockholders of SunPower other than the Total Group and SunPower’s directors or executives vote.

During the Standstill Period, the Total Group will not be in breach of its standstill obligations described above if any member of the Total Group holds beneficial ownership of Shares in excess of the Applicable Standstill Limit solely as a result of:

•	recapitalizations, repurchases or other actions taken by SunPower or its controlled subsidiaries that have the effect of reducing the number of Shares then outstanding;

•	the issuance of Shares to Purchaser in connection with the acquisition by SunPower of Tenesol; or

•	the rights specified in any “poison pill” share purchase rights plan of SunPower having separated from the Shares and a member of the Total Group having exercised such rights.

Transfer of Control. If any member or members of the Total Group seek to transfer, in one or a series of transactions, either (i) 40% or more of the outstanding Shares or (ii) 40% or more of the outstanding voting power of SunPower to a single person or group, then such transfer must be conditioned on, and may not be effected, unless the transferee either:

•

makes a tender offer to acquire 100% of the voting power of SunPower, at the same price per share of voting stock and using the same form of consideration to be paid by the transferee to the Total Group, and the completion of such tender offer is conditioned on (i) a majority of the shares of voting stock held by stockholders that are not members of the Total Group being tendered and (ii) an irrevocable, unwaivable commitment by the transferee to promptly acquire in a subsequent merger any shares not purchased in such tender offer, to the extent any shares are purchased in such tender offer, for the same amount and form of consideration per share offered in such tender offer; or

•

proposes a merger providing for the acquisition of 100% of the voting power of SunPower, at the same price per share of voting stock and using the same form of consideration to be paid by the transferee to the Total Group, and the consummation of such merger is conditioned upon the approval of shares of voting stock representing a majority of the shares of voting stock held by stockholders that are not members of the Total Group.

Purchaser’s Rights to Maintain. The Total Group has the following rights to maintain its ownership in SunPower until (i) the first time that the Total Group owns less than 40% of the outstanding voting power of SunPower or (ii) until the first time that Purchaser or any controlled subsidiary of Total transfers Shares to a person other than a controlled subsidiary of Total and as a result of such transfer Purchaser, together with the controlled subsidiaries of Total, owns less than 50% of the outstanding voting power of SunPower (in each case, regardless of whether such event occurs as a result of a recapitalization of SunPower, a repurchase of securities by SunPower or the Total Group subsequently increases its ownership of SunPower in the future).

If SunPower proposes to issue new securities primarily for cash in a financing transaction, then Purchaser has the right to purchase a portion of such issuance equal to its percentage ownership of SunPower and SunPower is obligated to provide Purchaser with advance notice of any such issuance. Purchaser can also elect to purchase securities in open market purchases or through privately-negotiated transactions in an amount equal to its percentage ownership of SunPower in connection with such issuance.

If SunPower proposes to issue new securities in consideration for a business or asset of a business, then Purchaser has the right to purchase additional securities in the open market or through privately-negotiated transactions equal to its percentage ownership of SunPower and SunPower is obligated to provide Purchaser with advance notice of any such issuance. Purchaser has similar rights in the event that SunPower issues or proposes to issue (including pursuant to its equity plans or as the result of conversion of convertible securities issued by SunPower) securities that, together with all other issuances of securities by SunPower since the end of the preceding fiscal quarter aggregate to more than 1% of SunPower’s fully diluted equity.

So long as Purchaser provides SunPower with appropriate notice within the time periods established by the Affiliation Agreement, Purchaser has a nine month grace period, subject to certain extensions to satisfy regulatory conditions, to acquire securities in the open market or through privately-negotiated transactions in connection with any of the issuances described above and such securities will be deemed to have been owned by Purchaser for purposes of the Affiliation Agreement.

SunPower Board. The Affiliation Agreement provides that, immediately after the consummation of the Offer, the SunPower Board will be expanded to eleven persons, composed of the Chief Executive Officer of SunPower (who will also serve as the chairman of the SunPower Board), four current members of the SunPower Board and six directors designated by Purchaser. The four current members of the SunPower Board who will continue on the SunPower Board following the consummation of the Offer are W. Steve Albrecht, Betsy S. Atkins, Thomas R. McDaniel and Pat Wood III.

On the first anniversary of the completion of the Offer (i) the Disinterested Directors are obligated to cause one the Disinterested Directors to resign from the SunPower Board, (ii) upon the effectiveness of such resignation, Purchaser will promptly cause one of the directors designated by Purchaser to resign from the SunPower Board and (iii) thereafter the SunPower Board will take all action necessary to reduce the number of authorized members of the SunPower Board to nine directors (such actions, a “Board Reduction Event”).

So long as Purchaser, together with the controlled subsidiaries of Total, owns at least 10% of the outstanding voting power of SunPower, the SunPower Board must use its reasonable best efforts to elect the directors designated by Purchaser as follows:

•

until the first time that Purchaser, together with controlled subsidiaries of Total, own less than 50% of the voting power of SunPower, Purchaser will be entitled to designate six nominees to serve on the SunPower Board until the Board Reduction Event, and five nominees to serve on the SunPower Board thereafter;

•

until the first time that Purchaser, together with controlled subsidiaries of Total, own less than 50% but not less than 40% of the voting power of SunPower, Purchaser will be entitled to designate five nominees to serve on the SunPower Board until the Board Reduction Event, and four nominees to serve on the SunPower Board thereafter;

•

until the first time that Purchaser, together with controlled subsidiaries of Total, own less than 40% but not less than 30% of the voting power of SunPower, Purchaser will be entitled to designate four nominees to serve on the SunPower Board until the Board Reduction Event, and three nominees to serve on the SunPower Board thereafter;

•

until the first time that Purchaser, together with controlled subsidiaries of Total, own less than 30% but not less than 20% of the voting power of SunPower, Purchaser will be entitled to designate three nominees to serve on the SunPower Board until the Board Reduction Event, and two nominees to serve on the SunPower Board thereafter; and

•

until the first time that Purchaser, together with controlled subsidiaries of Total, own less than 20% but not less than 10% of the voting power of SunPower, Purchaser will be entitled to designate two nominees to serve on the SunPower Board until the Board Reduction Event, and one nominee to serve on the SunPower Board after thereafter.

If at any time the number of directors designated by the Total Group exceeds the number of directors that the Total Group is entitled to designate, the Total Group will cause such excess director to resign and such director will be replaced by a director who is independent for stock exchange listing purposes and is selected by the Nominating and Governance Committee of the SunPower Board.

If any director designated by Total ceases to serve on the SunPower Board for any reason (other than as a result of Purchaser no longer being able to designate such director), the SunPower Board must promptly take all action necessary to appoint a replacement director designated by Purchaser. Until such replacement has been appointed, the SunPower Board, without Purchaser’s written consent, will not take any action requiring supermajority approval (as described below).

If any Disinterested Director or the Chief Executive Officer of SunPower ceases to serve on the SunPower Board, the Nominating and Governance Committee of the SunPower Board will select a replacement director who is independent for stock exchange listing purposes or is the Chief Executive Officer of SunPower, as applicable.

For as long as they are serving on the SunPower Board, the directors designated by the Total Group will be allocated across the three classes that comprise the SunPower Board in a manner as equal as practicable.

Subject to any stock exchange listing requirements, until the first time that Purchaser, together with any controlled subsidiaries of Total, owns less than 30% of the outstanding voting power of SunPower:

•	the Audit Committee of the SunPower Board will be comprised of three Disinterested Directors;

•	the Compensation Committee and the Nominating and Governance Committee of the SunPower Board will each be comprised of two Disinterested Directors and one director designated by the Total Group; and

•	any other standing committee of the SunPower Board will comprise a majority of directors not designated by the Total Group, but will include at least one director designated by the Total Group.

Until the first time that Purchaser, together with any Total controlled subsidiaries, own less than 10% of the outstanding voting power of SunPower, a representative of Purchaser will, subject to certain exceptions, be permitted to attend all meetings of the SunPower Board or any committee thereof in a non-voting, observer capacity (other than any committee whose sole purpose is to consider a transaction for which there exists an actual conflict of interest between the Total Group, on the one hand, and SunPower and its affiliates, on the other hand).

Events Requiring Specific Board Approval. At any time when Purchaser, together with any controlled subsidiaries of Total, owns at least 30% of the outstanding voting power of SunPower, neither the Total Group nor SunPower (or any of its affiliates) may effect any of the following without first obtaining the approval of a majority of the Disinterested Directors:

•	any amendment to SunPower’s certificate of incorporation or bylaws;

•

any transaction that, in the reasonable judgment of the Disinterested Directors, involves an actual conflict of interest between the Total Group, on the one hand, and SunPower and its affiliates, on the other hand;

•	the adoption of any shareholder rights plan or the amendment or failure to renew SunPower’s existing shareholder rights plan;

•

except as provided above, the commencement of any tender offer or exchange offer by the Total Group for Shares or securities convertible into Shares, or the approval of a merger of SunPower or any company that it controls with a member of the Total Group;

•	any voluntary dissolution or liquidation of SunPower or any company that it controls;

•

any voluntary bankruptcy filing by SunPower or any company that it controls or the failure to oppose any other person’s bankruptcy filing or action to appoint a receiver of SunPower or any company that it controls;

•	any delegation of all or a portion of the authority of the SunPower Board to any committee of the SunPower Board;

•	any amendment, modification or waiver of any provision of the Affiliation Agreement;

•	any modification of director’s and officer’s insurance coverage; or

•	any reduction in the compensation of the Disinterested Directors.

Events Requiring Supermajority Board Approval. At any time when Purchaser, together with any controlled subsidiaries of Total, own at least 30% of the outstanding voting power of SunPower, neither the Total Group nor SunPower (or any of its affiliates) may, without first obtaining the approval of a majority two-thirds of the directors (including at least one Disinterested Director), effect any approval or adoption of SunPower’s annual operating plan or budget that has the effect of reducing the planned letter of credit utilization in any given year by more than 10% below the applicable maximum letter of credit amount in the Credit Support Agreement.

Events Requiring Stockholder Approval by Purchaser. Until the first time that Purchaser, together with any controlled subsidiaries of Total, owns 50% or less of the outstanding voting power of SunPower or 40% or less of the outstanding voting power of SunPower when at least $100 million in Guarantees are outstanding pursuant to the Credit Support Agreement, SunPower and its controlled subsidiaries may not effect any of the following without first obtaining the approval of Purchaser:

•	any amendment to SunPower’s certificate of incorporation or bylaws;

•

any transaction pursuant to which SunPower or any company that it controls acquires or otherwise obtains the ownership or exclusive use of any business, property or assets of a third party if as of the date of the consummation of such transaction the aggregate net present value of the consideration paid or to be paid exceeds the lower of (i) 15% of SunPower’s then-consolidated total assets or (ii) 15% of SunPower’s market capitalization;

•

any transaction pursuant to which a third party obtains ownership or exclusive use of any business, property or assets of the SunPower or any company that it controls if as of the date of the consummation of such transaction the aggregate net present value of the consideration received or to be received exceeds the lower of (i) 10% of SunPower’s then-consolidated total assets or (ii) 10% of SunPower’s market capitalization;

•	the adoption of any shareholder rights plan or certain changes to SunPower’s existing shareholder rights plan;

•

except for the incurrence of certain permitted indebtedness, the incurrence of additional indebtedness in excess of the difference, if any, of 3.5 times SunPower’s LTM EBITDA (as defined in the Affiliation Agreement) less SunPower’s Outstanding Gross Debt (as defined in the Affiliation Agreement);

•	subject to certain exceptions, any voluntary dissolution or liquidation of SunPower or any company that it controls; or

•

any voluntary bankruptcy filing by SunPower or any company that it controls or the failure to oppose any other person’s bankruptcy filing or action to appoint a receiver of SunPower or any company that it controls.

Certain Matters Related to SunPower’s Shareholder Rights Plan. Until the Total Group beneficially owns less than 15% of the outstanding voting power of SunPower, neither SunPower nor the SunPower Board is permitted to adopt any shareholder rights plan or make certain changes to SunPower’s existing shareholder rights plan without the approval of Purchaser.

Covenants of Purchaser and SunPower. In order to effect the transactions contemplated by the Affiliation Agreement, each of Purchaser and SunPower have committed to taking certain actions, including:

•	amending SunPower’s bylaws to provide that the Total Group may call a special meeting of SunPower’s stockholders in certain circumstances;

•

taking certain actions to exculpate Total, Purchaser, any controlled subsidiary of Total and the SunPower directors designated by Purchaser from corporate opportunities, to the extent permitted by applicable law;

•	taking certain actions to render Delaware’s business combination statute inapplicable to the Total Group and certain future transferees of the Total Group;

•	making certain amendments to SunPower’s existing shareholder rights plan, including excluding the Total Group from the definition of “Acquiring Person” in such plan;

•	renewing SunPower’s existing shareholder rights plan so long as the Total Group beneficially owns at least 15% of the outstanding voting power of SunPower; and

•	providing Purchaser with certain financial information of SunPower from time to time.

Breach by Members of the Total Group. If Total, any Total controlled subsidiary or any agent thereof takes an action that would constitute a breach of the Affiliation Agreement by Purchaser if Purchaser had taken such action, Purchaser shall be deemed for purposes of the Affiliation Agreement to have taken such action and to have breached the Affiliation Agreement. Purchaser has agreed to use its best efforts to prevent any member of the Total Group from taking any action that would constitute a breach of the Affiliation Agreement.

Termination. The Affiliation Agreement generally terminates upon the earlier to occur of (i) the Total Group owning less than 10% of the outstanding voting power of SunPower or (ii) the Total Group owning 100% of the outstanding voting power of SunPower.

The Affiliation Agreement Guaranty.

Total has entered into a guaranty (the “Affiliation Agreement Guaranty”) in connection with the Offer pursuant to which Total unconditionally guarantees the full and prompt payment of Total’s, Purchaser’s and each Total Controlled Corporation’s payment obligations under the Affiliation Agreement and the full and prompt performance of Total’s, Purchaser’s and each Total Controlled Corporation’s representations, warranties, covenants, duties and agreements contained in the Affiliation Agreement.

The R&C Agreement.

In connection with the Offer, Total and SunPower are entering into a Research & Collaboration Agreement (the “R&C Agreement”) that establishes a framework under which they may engage in a long-term research and development collaboration (“R&D Collaboration”). The R&D Collaboration is expected to encompass a number of different long-term projects and short- or medium-term projects (“R&C Projects”), with a focus on advancing technologies in the area of photovoltaics. The primary purpose of the R&D Collaboration is to (i) maintain and expand SunPower’s technology position in the crystalline silicon domain; (ii) ensure SunPower’s industrial competitiveness in the short, mid and long term; and (iii) prepare for the future and guarantee a sustainable position for both SunPower and Total to be best-in-class industry players. The R&C Agreement contemplates a joint committee (the “R&C Strategic Committee”) that will identify, plan and manage the R&D Collaboration. Due to the impracticability of anticipating and establishing all of the legal and business terms that will be applicable to the R&D Collaboration or to each R&C Project, the R&C Agreement sets forth broad principles applicable to the parties’ potential R&D Collaboration, and Total and SunPower expect that the R&C Strategic Committee will establish the particular terms governing each particular R&C Project consistent with the terms set forth in R&C Agreement.

The Term Sheet for SunPower’s Acquisition of Tenesol.

In connection with the Offer, SunPower has indicated its intent to acquire Total’s interest in Tenesol S.A., a French company that designs, manufactures, markets, installs and operates solar photovoltaic systems, subject to confirmatory due diligence. Total currently owns a 50% interest in Tenesol and recently announced that it was acquiring the remaining 50% interest in Tenesol that is held by EDF ENR. SunPower and Purchaser have entered into a non-binding term sheet (the “Tenesol Term Sheet”) in connection with their potential transaction. The Tenesol Term Sheet provides for SunPower to acquire 100% of the outstanding capital stock of Tenesol in exchange for approximately US$167 million, subject to adjustment based on further due diligence to be completed by SunPower. The purchase price, net of certain liabilities to be set forth in definitive agreements related to SunPower’s potential purchase, would be payable at SunPower’s option in some combination of cash (a portion of which may be subject to installment terms to be agreed between the parties) and SunPower stock, with such shares of SunPower stock valued at the same price paid in the Offer. Certain assets of Tenesol located in France’s overseas departments and territories (i.e., French Guiana, French Polynesia, Guadeloupe, Martinique, Mayotte, New Caledonia and Reunion Island) would not be included in the transaction. The Tenesol Term Sheet provides that the execution of definitive acquisition agreements would be subject, among other things, to approval of SunPower’s purchase by the Disinterested Directors and receipt by SunPower of a fairness opinion. The parties have agreed to a period of exclusive negotiations regarding SunPower’s potential purchase extending through December 31, 2011, which date the parties may agree to extend. The Tenesol Term Sheet is non-binding except for provisions regarding the period of exclusive negotiations and confidentiality. Total will further review SunPower’s proposal after Total’s acquisition of EDF ENR’s 50% interest is finalized.

The Registration Rights Agreement.

In connection with the Offer, Purchaser and SunPower entered into a customary registration rights agreement (the “Registration Rights Agreement”) related to Purchaser’s ownership of Shares. The Registration Rights Agreement provides Purchaser with shelf registration rights, subject to certain customary exceptions, and up to two demand registration rights in any 12-month period, also subject to certain customary exceptions. Purchaser also has certain rights to participate in any registrations of securities initiated by SunPower. SunPower will generally pay all costs and expenses incurred by SunPower and Purchaser in connection with any shelf or demand registration (other than selling expenses incurred by Purchaser). SunPower and Purchaser have also agreed to certain indemnification rights. The Registration Rights Agreement terminates on the first date on which (i) the Shares held by Purchaser constitute less than 5% of the then-outstanding Shares, (ii) all securities held by Purchaser may be immediately resold pursuant to Rule 144 promulgated under the Exchange Act during any 90-day period without any volume limitation or other restriction, or (iii) SunPower ceases to be subject to the reporting requirements of the Exchange Act.

The Stockholder Rights Plan.

On April 28, 2011, prior to the execution of the Tender Offer Agreement, SunPower entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement, as amended, dated August 12, 2008, by and between SunPower and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), in order to, among other things, render the rights therein inapplicable to each of (i) the approval, execution or delivery of the Tender Offer Agreement, (ii) the commencement or consummation of the Offer, (iii) the consummation of the other transactions contemplated by the Tender Offer Agreement and the related agreements, or (iv) the public or other announcement of any of the foregoing.

The Confidentiality Agreement.

On November 4, 2010, SunPower and Total Gas & Power Ventures SAS entered into an amended and restated confidentiality agreement (the “Confidentiality Agreement”), which amended and restated a confidentiality agreement they had entered into on September 28, 2010, and which provides, among other things, that, in connection with an evaluation relating to a potential relationship, cooperation or transaction, each of Total and SunPower would keep all confidential information relating to the other party confidential and would not disclose such information to any other persons (except to representatives of either party who were actively and directly participating in the evaluation or who otherwise had a need to know such information for the purpose of the evaluation, or as required by law) without the consent of the other party, and pursuant to which Total was required to abide by certain standstill restrictions involving SunPower’s securities for a period of 18 months unless specifically approved in writing by the SunPower Board.

13. Purpose of the Offer; Plans for SunPower

The purpose of the Offer is for Total to indirectly acquire greater than a majority equity interest in SunPower and, in turn, further develop a strong renewable energy business within Total.

As part of Total’s ongoing commitment to develop energy resources to complement fossil energy, Total has been engaged in a comprehensive review of the solar industry in an effort to identify an appropriate partner that would allow Total to expand its participation in the solar market and quickly build critical mass on a global scale. As part of this review, Total sought a partner that, consistent with Total’s strategy, was fully integrated along the entire solar value chain. Following this review, it became clear that SunPower provided Total with the greatest access to industry-leading technology through a diversified, integrated solar producer with significant global expertise.

The following are some of the reasons why Total believes that SunPower is the right partner to expand Total’s participation in the solar industry:

•

SunPower is one of the market leaders in the solar industry, with distinctive competitive and technological advantages over its competitors. Its technology is market-leading, with some of the highest power cell conversion rates in the industry.

•	SunPower has significant momentum in key solar markets and is a robust, highly visible industry player.

•	SunPower is vertically integrated along the solar value chain, with significant manufacturing capabilities that will be enhanced by the financial support that Total brings to the partnership.

•

Total and SunPower share a common vision for the solar industry: a wide variety of energy sources will be required to meet coming increases in global energy demand, and the development of renewable energies—particularly solar—will be paramount in ensuring a balanced energy mix alongside conventional resources.

•	Total has a history of research and development partnerships, and the relationship with SunPower builds on that successful foundation.

•	Through access to Total’s financial strength, SunPower will have additional resources to accelerate the development of its business and further leveraging its existing technology.

•	SunPower’s management team will continue to operate SunPower as a stand-alone business, supported by strategic and operational resources from Total.

After the completion of the Offer, Purchaser will assume control of the SunPower Board, which will be reconstituted as described above. See Section 12—“Transaction Documents—The Affiliation Agreement.”

After completion of the Offer, and subject to the receipt of a satisfactory tax opinion (as set forth in the Tender Offer Agreement), SunPower is required to take necessary actions for obtaining stockholder approval to amend SunPower’s certificate of incorporation to reclassify all outstanding Class A Shares and Class B Shares into a single class of common stock with the same voting powers, preferences, rights and qualifications, limitations and restrictions as the Class A Shares as of the date of the Tender Offer Agreement. See Section 12—“Transaction Documents—The Tender Offer Agreement—Reclassification.”

Pursuant to the Tenesol Term Sheet, SunPower has indicated its intent to acquire 100% of Tenesol, which designs, manufactures and operates photovoltaic energy systems in Europe, for approximately $167 million (subject to adjustments based on the completion of diligence). Total currently owns 50% of Tenesol and recently announced that it was acquiring the remaining 50% interest that it does not own. Certain assets of Tenesol located in France’s overseas departments and territories would not be included in the transaction. The execution of a definitive acquisition agreement would be subject to certain conditions more fully described in Section 12—“Transaction Documents—The Term Sheet for SunPower’s Acquisition of Tenesol.”

Except as described above or elsewhere in this Offer to Purchase, Total and Purchaser have no present plans or proposals that would relate to or result in any change in the SunPower Board or management or any other material change in SunPower’s corporate structure or business.

Any statements contained in foregoing that are not historical facts, and the assumptions underlying such statements, are forward-looking statements. Words and phrases such as “further,” “would,” “will,” “vision,” “will be,” “coming,” “further,” “plans,” “would not,” and similar expressions as they relate to Total and SunPower are intended to identify such forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Forward-looking statements in the foregoing section include statements concerning the development of Total’s renewable energy business, future manufacturing capabilities, our vision for the solar industry, global energy demand, research and development, SunPower’s future operations and the future of Tenesol. Actual events or results may differ materially from those described due to a number of risks and uncertainties. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of their respective dates. We are not obligated, and do not intend, to update these forward-looking statements to reflect events or circumstances after the date of this document.

14. Dividends and Distributions

If on or after April 28, 2011 and prior to the consummation of the Offer there is any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification or other like change with respect to Shares, the Offer Price will be adjusted appropriately to reflect such event.

15. Conditions of the Offer

Notwithstanding any other provision of the Offer or the Tender Offer Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Tender Offer Agreement, may terminate or amend the Offer, if, immediately prior to any expiration of the Offer:

•

there have not been validly tendered (for purposes of this paragraph, excluding Shares tendered pursuant to procedures for guaranteed delivery) and not withdrawn in accordance with the terms of the Offer (a) a number of Class A Shares which, together with the number of Class A Shares, if any, beneficially owned by any “group,” as defined in or under Section 13(d) of the Exchange Act in which Purchaser is a member, constitutes at least a majority of the total number of then outstanding Class A Shares and (b) a number of Class B Shares which, together with the number of Class B Shares, if any, beneficially owned by any “group,” as defined in or under Section 13(d) of the Exchange Act, in which Purchaser is a member, constitutes at least a majority of the total number of then outstanding Class B Shares (the “Minimum Condition”);

•

(a) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Tender Offer Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has not expired or been terminated; or (b) (i) the European Commission (the “Commission”) has not taken a decision under Article 6(1)(b) of the EC Merger Regulation (or has not been deemed to have taken a decision pursuant to Article 10(6) of the EC Merger Regulation) declaring that such transactions are compatible with the common market or (ii) if the Commission has taken a decision to refer the whole or part of the transactions contemplated by the Tender Offer Agreement to the competent authorities of a Member State in accordance with Article 9(3) of the EC Merger Regulation, any such authority has not taken a decision with equivalent effect to the decisions in clause (b)(i) above with respect to those parts of the transactions referred to such authority and, where applicable, the Commission has not taken a decision as contemplated under (b)(i) above with respect to those parts of the transactions that have not been referred to the competent authorities of a member state (the “Antitrust Condition”);

•

any of the Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), the Commission or, if the Commission has taken a decision to refer the whole or part of the transactions contemplated by the Tender Offer Agreement to the competent authorities of a member state in accordance with Article 9(3) of the EC Merger Regulation, such competent authorities (which we refer to collectively as the “Applicable Governmental Authorities”) of competent jurisdiction has (a) enacted, issued or promulgated any law that is in effect as of immediately prior to the Expiration Time and has the effect of making the consummation of the Offer illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, (b) issued or granted any order that is in effect as of immediately prior to the Expiration Time and has the effect of making the consummation of the Offer illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or (c) issued or granted any order that is in effect as of immediately prior to the Expiration Time and has any of the effects set forth in the following bullet (the “Illegality Condition”);

•

there is pending any legal proceeding commenced by any Applicable Governmental Authority of competent jurisdiction against Purchaser or SunPower, or any of their respective affiliates, (a) seeking to enjoin the acquisition by Purchaser of any Shares pursuant to the Offer or seeking to restrain or prohibit the making or consummation of the Offer, (b) seeking to impose limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer, (c) seeking to impose limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to SunPower stockholders, or (d) seeking to prohibit or impose limitations on the ownership or operation by Purchaser of any portion of the business or assets of Purchaser or SunPower (or any of their respective affiliates), or to compel Purchaser to dispose of or hold separate any portion of the business or assets of Purchaser or SunPower (or any of their respective affiliates), in any such case in a manner that would be reasonably expected to (i) have a material adverse effect on SunPower and its subsidiaries, taken as a whole, (ii) have a material adverse effect on SunPower, Total and their respective subsidiaries, taken as a whole, or (iii) materially and adversely affect the benefits to be derived from the Offer (the “Government Litigation Condition”);

•

any of the representations and warranties of SunPower related to organization and standing, corporate approvals and capitalization, (i) to the extent not qualified by materiality or “Material Adverse Effect,” is not true and correct in any material respect, and (ii) to the extent so qualified is not true and correct in any respect, on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of the scheduled expiration of the Offer (other than those representations and warranties which address matters only as of a particular date, which will not have been so true and correct as of such particular date);

•

any of the representations and warranties of SunPower set forth in the Tender Offer Agreement (other than those described in the previous bullet) is not true and correct in any respect, on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which will have been true and correct in all respects only as of such particular date), except in any event for any failure to be so true and correct, individually or in the aggregate, which has not had a Material Adverse Effect (as defined under The Offer—Section 15—“Conditions of the Offer.”); provided, however, that for purposes of determining the accuracy of the representations and warranties of SunPower set forth in the Tender Offer Agreement for purposes of this condition, all “Material Adverse Effect” and materiality qualifiers set forth in such representations and warranties will be disregarded;

•	any of the representations and warranties of SunPower set forth in the Credit Support Agreement (as described under The Offer—Section 12—“Transaction Documents”), (i) to the extent not qualified by materiality or “Material Adverse Effect,” is not true and correct in any material respect, and (ii) to the extent so qualified is not true and correct in any respect, on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of the scheduled expiration of the Offer;

•

Purchaser has not received a certificate, validly executed for and on behalf of SunPower and in its name by the chief executive officer or chief financial officer of SunPower, dated as of the date on which the Offer expires pursuant to the Tender Offer Agreement, certifying as to the satisfaction of the conditions described in the previous three bullets;

•

SunPower has failed to perform in any material respect any obligation to be performed by it under the Tender Offer Agreement or failed to perform in any material respect any covenant to be performed by it under the Tender Offer Agreement prior to any scheduled expiration of the Offer;

•	a Material Adverse Effect has occurred or exists following the execution and delivery of the Tender Offer Agreement and is continuing (the “MAE Condition”); or

•	the Tender Offer Agreement has been validly terminated in accordance with its terms (the “Valid Termination Condition”).

In the Tender Offer Agreement “Material Adverse Effect” is defined to mean any fact, circumstance, change or effect (each, an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the Material Adverse Effect has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of SunPower, its subsidiaries and the Solar SPEs, taken as a whole; provided, however, that no Effects (by themselves or when aggregated with any other Effects) to the extent resulting from, arising out of or attributable to the following will be deemed to be or constitute a “Material Adverse Effect,” and no Effects to the extent resulting from, arising out of or attributable to the following (by themselves or when aggregated with any other Effects) will be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur:

•

general economic or political conditions, or changes in financial, credit or capital markets (including any suspension of trading in securities), in each case to the extent that such conditions and changes do not have a disproportionate impact on SunPower, its subsidiaries and the Solar SPEs, taken as a whole, relative to the solar industry generally;

•

general conditions in the solar industry to the extent that such conditions do not have a disproportionate impact on SunPower, its subsidiaries and the Solar SPEs, taken as a whole, relative to the solar industry generally;

•

acts of war, armed hostilities, sabotage or terrorism (including any escalation or general worsening of any such acts of war, armed hostilities, sabotage or terrorism) or natural disasters to the extent that such events do not have a disproportionate impact on SunPower, its subsidiaries and the Solar SPEs, taken as a whole, relative to the solar industry generally;

•

changes in law or the adoption of, amendments to, or proposals by public officials or agencies regarding, laws, regulations or government decrees providing economic support or financial incentives for the solar industry;

•

changes in generally accepted accounting principles to the extent that such changes do not have a disproportionate impact on SunPower, its subsidiaries and the Solar SPEs, taken as a whole, relative to the solar industry generally;

•	changes in interest or currency rates;

•

changes in the trading price or trading volume of SunPower’s common stock, in and of itself (it being understood that, subject to the exceptions set forth in this definition, any underlying cause(s) of any such change may be deemed to constitute a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

•

any failure by SunPower to meet any public estimates or expectations of its revenue, earnings or other financial performance or results of operations for any period, or any failure to meet any internal budgets, plans or forecasts of its revenues, earnings, other financial performance or results of operations (it being understood that, subject to the exceptions set forth in this definition, any underlying cause(s) of any such failure may be deemed to constitute a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

•

actions taken by or on behalf of Purchaser in relation to the Offer or SunPower (including the taking of any action expressly required or contemplated by, the Tender Offer Agreement or the Credit Support Agreement, the Affiliation Agreement, the Registration Rights Agreement, the R&C Agreement, the Tender Offer Agreement Guaranty, the Affiliation Agreement Guaranty and the Tenesol Term Sheet (collectively, the “Related Agreements”), or the failure to take any action expressly prohibited by the Tender Offer Agreement or the Related Agreements);

•

the announcement or pendency of the Offer, the Tender Offer Agreement or the Related Agreements, including any loss of or adverse change in the relationship of SunPower, its subsidiaries or the Solar SPEs with their respective employees, customers, partners or suppliers to the extent resulting from, arising out of or attributable to the announcement or pendency of the Offer, the Tender Offer Agreement or the Related Agreements;

•

any legal proceeding made or brought by any of the current or former stockholders of SunPower (on their own behalf or on behalf of SunPower) against it, the SunPower Board, Purchaser related to the Offer or the other transactions contemplated by the Tender Offer Agreement or the Related Agreements; and

•	any willful action taken by or on behalf of Total or Purchaser designed to harm the business or operations of SunPower, its subsidiaries or the Solar SPEs, taken as a whole.

16. Certain Legal Matters; Regulatory Approvals

General. Based on Total and Purchaser’s examination of publicly available information filed by SunPower with the SEC and other publicly available information concerning SunPower, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to SunPower’s business that might be adversely affected by Purchaser’s acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Purchaser’s acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, Purchaser currently contemplates that such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to SunPower’s business or certain parts of SunPower’s business might not have to be disposed of. Except with the prior written consent of SunPower, Purchaser will be required to consummate the Offer and purchase Shares tendered pursuant to the Offer so long as the conditions to the Offer have been satisfied even if such other approval or action is needed. See Section 15—“Conditions of the Offer.”

State Takeover Laws. A number of states (including Delaware) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. SunPower, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. SunPower is incorporated in Delaware and is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person that has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The SunPower Board has represented that it has approved the Tender Offer Agreement and the transactions contemplated by the Tender Offer Agreement as required to render Section 203 of the DGCL inapplicable to the Offer. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer, and we have not complied with any such laws except as described herein. To the extent that certain provisions of these laws purport to apply to the Offer, we believe there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer.

Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

Pursuant to the Tender Offer Agreement and the requirements of the HSR Act, Purchaser filed a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC on May 2, 2011. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on May 17, 2011. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, ten days after Purchaser’s substantial compliance with such request. Thereafter, the transaction could only be delayed by regulators if the regulators were to seek and obtain injunctive relief. Purchaser made a request pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See Section 15—“Conditions of the Offer.” Subject to certain circumstances described in Section 4—“Withdrawal Rights,” any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If our acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in accordance with the provisions of the Tender Offer Agreement. See Section 11—“Background of the Offer; Contacts with SunPower” and Section 12—“Transaction Documents”—“The Tender Offer Agreement.”

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of our or SunPower’s substantial assets. Private parties and individual states may also bring legal actions under the antitrust laws. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15—“Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

The Offer is subject to merger control clearance by the Commission pursuant to the EC Merger Regulation. Under the EC Merger Regulation, a transaction meeting certain thresholds may not be completed before it is notified to the Commission and the Commission (a) has not declared that the transaction does not to fall within the scope of the EC Merger Regulation, (b) has declared that the transaction is compatible with the common market, or (c) has been deemed to have declared that the transaction is compatible with the common market. The purchase of Shares pursuant to the Offer falls under the definition of a notifiable concentration pursuant to the EC Merger Regulation.

Within 25 working days of the notification of the Offer, the Commission must decide whether to approve the Offer or to open an in-depth (Phase II) investigation. If a decision is not taken within this period, the Offer is deemed to have been approved. This period is extended to 35 working days if the parties propose remedies to resolve any competition concerns the Commission may have, or if a Member State requests that all or part of the Offer be referred to its national competition authority for review under national merger control legislation. The Commission will open a Phase II investigation only if it has serious doubts that the Offer will significantly impede competition in the single market or a substantial part of it, and the parties have not offered remedies that resolve those doubts. If an in-depth investigation (Phase II) is opened, the Commission’s investigation can take up to further 90 working days, which can be extended in certain circumstances, including if the parties offer commitments with a view to rendering the Offer compatible with the single market. If the Commission has not taken a decision within 90 working days, nor extended this investigation period, the Offer is deemed to have been approved.

The EC Merger Regulation provides that a concentration cannot be put into effect until EC merger control approval has been obtained from the Commission. However, the EC Merger Regulation expressly states that, in a public bid situation, the acquirer is not prevented from acquiring the securities of the target company, provided that (a) the concentration is notified without delay and (b) the acquiror does not exercise the voting rights attached to the securities in question or does so only to maintain the full value of its investments, and even then still only after obtaining a derogation granted by the Commission.

The Commission frequently scrutinizes under the EC Merger Regulation transactions such as Purchaser’s acquisition of Shares pursuant to the Offer. The Commission could prohibit the transaction by declaring that the concentration is incompatible with the common market or the Commission could require, as a condition to clearance, a remedy such as the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of SunPower or its subsidiaries, or of Purchaser or its subsidiaries. Although the parties believe that consummation of the Offer is not incompatible with the common market, there can be no assurance that a challenge to the Offer will not be made by the Commission or, if a challenge is made, what the result will be.

Other Regulatory Requirements. Total conducts business in a number of foreign countries. Based upon Purchaser’s examination of publicly available information concerning SunPower, it appears that SunPower and its subsidiaries also conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, Purchaser will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained.

Appraisal Rights. Appraisal rights are not available to holders of Shares in connection with the Offer.

17. Fees and Expenses

Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent, Computershare Trust Company, N.A., to act as the Depositary and Credit Suisse Securities (USA) LLC to act as the Dealer Manager in connection with the Offer. The Information Agent may contact holders of Shares by mail, electronic mail, telephone, telex, telegraph, other methods of electronic communication and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent, the Depositary and the Dealer Manager each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under U.S. federal securities laws.

Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee (other than the Information Agent, the Depositary and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If we become aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that statute. If, after a good faith effort, we cannot comply with the statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or others laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Total, Purchaser or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Securities and Exchange Commission in the manner described in Section 9—“Certain Information Concerning Purchaser and Total” of this Offer to Purchase.

Total Gas & Power USA, SAS

May 3, 2011

SCHEDULE I

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF TOTAL AND PURCHASER

TOTAL S.A.

Set forth below are the name and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Total. References to the “Group” are to the Total group of companies. The business address of each of the directors and executive officers of Total is 2, place Jean Millier, La Défense 6, 92400 Courbevoie, France. Except as otherwise noted, positions specified are positions with Total.

Name	Principal Occupation or Employment	Citizenship
Board of Directors

Christophe de Margerie

Mr. de Margerie joined the Group after graduating from the École Supérieure de Commerce in Paris in 1974. He served in several positions in the Group’s Finance Department and Exploration & Production division. He became President of Total Middle East in 1995 before joining the Group’s executive committee as the President of the Exploration & Production division in May 1999. He then became Senior Executive Vice President of Exploration & Production of the new TotalFinaElf group in 2000. In January 2002 he became President of the Exploration & Production division of TOTAL. He was appointed a member of the Board of Directors by the Shareholders’ Meeting held on May 12, 2006 and became Chief Executive Officer of TOTAL on February 14, 2007. On May 21, 2010, he was appointed Chairman and Chief Executive Officer of TOTAL.

Director of TOTAL S.A. since 2006 and until 2012 (last renewal: May 15, 2009).

French

Thierry Desmarest

A graduate of the École Polytechnique and an Engineer of the French Corps des Mines, Mr. Desmarest served as Director of Mines and Geology in New Caledonia, then as technical advisor at the Offices of the Minister of Industry and the Minister of Economy. He joined TOTAL in 1981, where he held various management positions, then served as President of Exploration & Production until 1995. He served as Chairman and Chief Executive Officer of TOTAL from May 1995 until February 2007, and then as Chairman of the Board of TOTAL until May 21, 2010. He was appointed Honorary Chairman and remains a director of TOTAL and Chairman of the TOTAL foundation.

Director of TOTAL S.A. since 1995 and until 2013 (last renewal: May 21, 2010).

French

Name	Principal Occupation or Employment	Citizenship
Patrick Artus

Independent director.

A graduate from the École Polytechnique, the École Nationale de la Statistique et de l’Administration de l’Économie (ENSAE) and the Institut d’Études Politiques de Paris, Mr. Artus began his career at the INSEE (French National Institute for Statistics and Economic Studies) where his work included economic forecasting and modeling. He then worked at the Economics Department of the OECD (1980), later becoming the Head of Research at the ENSAE from 1982 to 1985. He was scientific adviser at the research department of the Banque de France, before joining the Natixis Group as the head of the research department. He is a professor at the Ecole Polytechnique and associate professor at the University of Paris I, Sorbonne. He is also a member of the council of economic advisors to the French Prime Minister and of the French National Economic Commission.

Director of TOTAL S.A. since May 15, 2009 and until 2012.

French

Patricia Barbizet

Independent director.

A graduate of the École Supérieure de Commerce of Paris in 1976, Mrs. Barbizet started her career in the Renault Group as the Treasurer of Renault Véhicules Industriels and Chief Financial Officer of Renault Crédit International. She joined the Pinault group in 1989 as the Chief Financial Officer and then served from 1992 as the Chief Executive Officer (non director) of Financière Pinault and Director and Chief Executive Officer of Artémis. Since 2005, she has been the Vice Chairman of the PPR Board of Directors and Chairman of Christie’s.

Director of TOTAL S.A. since May 16, 2008 and until 2011.

French

Daniel Bouton

Independent director.

Inspector General of Finance, Mr. Bouton has held various positions within the French Ministry of Economy. He served as Budget Director at the Ministry of Finance from 1988 to 1990. He joined Société Générale in 1991, where he was appointed Chief Executive Officer in 1993, then Chairman and Chief Executive Officer in November 1997. He has been serving as the Chairman of the Société Générale group since May 12, 2008, and has been the Honorary Chairman since May 6, 2009.

Director of TOTAL S.A. since 1997 and until 2012 (last renewal: May 15, 2009).

French

Name	Principal Occupation or Employment	Citizenship
Gunnar Brock

Independent director.

Graduated from the Stockholm School of Economics with an MBA grade in Economics and Business Administration, Mr. Brock held various international positions at Tetra Pak. He served as Chief Executive Officer of Alfa Laval from 1992 to 1994 and as Chief Executive Officer of Tetra Pak from 1994 to 2000. After he served as Chief Executive Officer of Thule International, he was appointed Chief Executive Officer of Atlas Copco AB from 2002 to 2009. He is currently Chairman of the Board of Stora Enso Oy.

Mr. Brock is also a member of the Royal Swedish Academy of Engineering Sciences and of the Board of the Stockholm School of Economics.

Director of TOTAL S.A. since May 21, 2010 and until 2013.

Swedish

Claude Clément

Mr. Clément joined the Group in February 1977 and started his career at Compagnie Française de Raffinage which offered him professional training. He held various positions at the Refining Manufacturing Department in French and African refineries (Gabon, Cameroon). He is currently Manager of the Refining Manufacturing Methods at the Refining Manufacturing Division. Mr. Clément has been an elected member of the Supervisory Board of the TOTAL ACTIONNARIAT FRANCE collective investment fund since 2009 and has served as the Chairman of the TOTAL ACTIONS EUROPEENNES collective investment fund since 2010.

Director of TOTAL S.A. since May 21, 2010 and until 2013.

French

Bertrand Collomb

Independent director.

A graduate of the École Polytechnique and a member of France’s engineering Corps des Mines, Mr. Collomb held a number of positions within the Ministry of Industry and other cabinet positions from 1966 to 1975. He joined the Lafarge group in 1975, where he served in various management positions. He served as Chairman and Chief Executive Officer of Lafarge from 1989 to 2003, then as Chairman of the Lafarge Board of Directors from 2003 to 2007 and has been the Honorary Chairman since 2007.

He is also President of the Institut des Hautes Études pour la Science et la Technologie (IHEST) and the Institut Français des Relations Internationales (IFRI).

Director of TOTAL S.A. since 2000 and until 2012 (last renewal: May 15, 2009).

French

Name	Principal Occupation or Employment	Citizenship
Paul Desmarais Jr.

Independent director.

A graduate of McGill University in Montreal and INSEAD in Fontainebleau, Mr. Desmarais was elected Vice Chairman (1984) then Chairman of the Board (1990) of Corporation Financière Power, a company he helped to found. Since 1996, he has served as Chairman of the Board and Co-Chief Executive Officer of Power Corporation of Canada.

Director of TOTAL S.A. since 2002 and until 2011 (last renewal: May 16, 2008).

Canadian

Bertrand Jacquillat

Independent director.

A graduate of École des Hautes Études Commerciales (HEC), Institut d’études politiques de Paris and Harvard Business School, Mr. Jacquillat holds a PhD in management. He has been a university professor (in both France and the United States) since 1969, a professor at the Institut d’Études Politiques in Paris since 1999, Vice-President of the Cercle des Economistes, and founding chairman of Associés en Finance.

Director of TOTAL S.A. since 1996 and until 2011 (last renewal: May 16, 2008).

French

Anne Lauvergeon

Independent director.

Chief Mining Engineer and a graduate of the École Normale Supérieure with a doctorate in physical sciences, Mrs. Lauvergeon held various positions in industry before becoming Deputy Chief of Staff in the Office of the President of the Republic in 1990. She joined Lazard Frères et Cie as Managing Partner in 1995. From 1997 to 1999, she was Executive Vice President and member of the Executive Committee of Alcatel, in charge of industrial partnerships.

Mrs. Anne Lauvergeon has served as Chairman of the Management Board of AREVA since July 2001 and Chairman and Chief Executive Officer of Areva NC (formerly Cogema) since June 1999.

Director of TOTAL S.A. since 2000 and until 2012 (last renewal: May 15, 2009).

French

Lord Levene of Portsoken

Independent director.

Lord Levene served in various positions within the Ministry of Defense, the office of the Secretary of State for the Environment, the office of the Prime Minister and the Ministry of Trade in the United Kingdom from 1984 to 1995. He served as senior adviser at Morgan Stanley from 1996 to 1998 and was then appointed Chairman of Bankers Trust International from 1998 to 2002. He was Lord Mayor of London from 1998 to 1999. He is currently Chairman of Lloyd’s.

Director of TOTAL S.A. since 2005 and until 2011 (last renewal: May 16, 2008).

British

Name	Principal Occupation or Employment	Citizenship
Claude Mandil

Independent director.

A graduate of the École Polytechnique and a General Engineer from the Corps des Mines, Mr. Mandil served as a Mining Engineer in the Lorraine and Bretagne regions. He then served as a Project Manager at the Délégation de l’Aménagement du Territoire et de l’Action Régionale (City and Department planning/DATAR) and as the Interdepartmental Head of Industry and Research and regional delegate of ANVAR. From 1981 to 1982, he served as the technical advisor on the staff of the Prime Minister, in charge of the industry, energy and research sectors. He was appointed Chief Executive Officer, then Chairman and Chief Executive Officer of the Institut de Développement Industriel (Industry Development Institute) until 1988. He was Chief Executive Officer of Bureau de Recherches Géologiques et Minières (BRGM) from 1988 to 1990. From 1990 to 1998, Mr. Mandil was Chief Executive Officer for Energy and Commodities at the French Industry Ministry and the first representative for France at the Management Board of the Energy International Agency (EIA) Executive Committee. He served as the Chairman of the EIA in 1997 and 1998. In 1998, he was appointed Deputy Chief Executive Officer of Gaz de France and, in April 2000, Chairman of the Institut Français du Pétrole (French Institute of Oil). From 2003 to 2007, he was the Executive Director of the EIA.

Director of TOTAL S.A. since May 16, 2008 and until 2011.

French

Michel Pébereau

Independent director.

Honorary Inspector General of Finance, Mr. Pébereau held various positions in the Ministry of Economy and Finance, before serving, from 1982 to 1993, as Chief Executive Officer and then as Chairman and CEO of Crédit Commercial de France (CCF). He was Chairman and Chief Executive Officer of BNP then BNP Paribas from 1993 to 2003, and is currently Chairman of the Board of BNP Paribas. He has also been the Chairman of European Financial Round Table (EFRT) since 2009.

Director of TOTAL S.A. since 2000 and until 2012 (last renewal: May 15, 2009).

French

Thierry de Rudder

Independent director.

A graduate of the Université de Genève in mathematics, the Université Libre de Bruxelles and Wharton (MBA), Mr. de Rudder served in various positions at Citibank from 1975 to 1986 before joining Groupe Bruxelles Lambert, where he was appointed Acting Managing Director.

Director of TOTAL S.A. since 1999 and until 2013 (last renewal: May 21, 2010).

Belgian and French

Name	Principal Occupation or Employment	Citizenship
Executive Committee[1]

Christophe de Margerie

Chairman of the Executive Committee—Chairman and Chief Executive Officer.

The principal occupations or employment and material employment history for the past five years of Mr. de Margerie is set forth above.

French

François Cornélis	Vice Chairman of the Executive Committee. President of the Chemicals segment since 2000.	Belgian

Michel Bénézit	President of the Refining & Marketing division since 2006.	French

Yves-Louis Darricarrère	President of the Exploration & Production division since 2007. President of the Gas & Power division from 2003 to 2007.	French

Jean-Jacques Guilbaud	Chief Administrative Officer since 2008. President of Human Resources from 1998 until 2008.	French

Patrick de La Chevardière	Chief Financial Officer since June 2008. Deputy Chief Financial Officer from September 2003 until June 2008.	French

Management Committee[2]

Corporate

René Chappaz	Vice President, Executive Career Management since April 2008. President and Chief Executive Officer of Total Exploration Production USA from November 2002 until March 2008.	French

Yves-Marie Dalibard	Senior Vice President, Communications since 2005.	French

Peter Herbel	General Counsel since April 2004.	German

Jean-Marc Jaubert	Senior Vice President, Industrial Safety since January 2004.	French

Manoelle Lepoutre	Executive Vice President, Sustainable Development and the Environment since May 2009. Vice President, Research & Development of Exploration & Production division from January 2004 to May 2009.	French

Jean-François Minster	Senior Vice President, Scientific Development since 2006.	French

Jean-Jacques Mosconi	Vice President, Strategic Planning since 2007. Senior Vice President, Strategy, Development and R&D for Refining and Marketing division from 2002 to 2006.	French

François Viaud	Senior Vice President, Human Resources since March 2008. Senior Vice President, Human Resources for Exploration & Production division from November 2002 to March 2008.	French

[1]

The Executive Committee, under the responsibility of the Chairman and Chief Executive Officer, is the primary decision-making body of the Group. It implements the strategy formulated by the Board of Directors and authorizes related investments, subject to the approval by the Board of Directors for investments exceeding 3% of the Group’s equity.

[2]	The Management Committee facilitates coordination among the divisions and monitors the operating results and activity reports of these divisions.

Name	Principal Occupation or Employment	Citizenship

Upstream

Marc Blaizot	Senior Vice President, Exploration, Exploration & Production division since 2011. Senior Vice President, Geosciences, Exploration & Production division from 2008 to 2011. Head of New Business Development, Exploration & Production division from 2005 to 2008.	French

Philippe Boisseau	President, Gas & Power division since February 2007. President, Middle East, Exploration & Production division until February 2007.	French

Arnaud Breuillac	Senior Vice President, Middle East, Exploration & Production division since 2010. Senior Vice President, Continental Europe and Central Asia, Exploration & Production division from 2006 to 2010.	French

Michel Hourcard	Senior Vice President, Development, Exploration & Production division since 2011. Senior Vice President, Operations, Exploration & Production division from 2009 to 2011. Vice President UAE and Qatar, Exploration & Production division from 2005 to 2009.	French

Jacques Marraud des Grottes	Senior Vice President, Africa, Exploration & Production division since 2008. Managing Director in Nigeria from 2004 to 2008.	French

Downstream

Pierre Barbé	Senior Vice President, Trading & Shipping since 2007. General Manager, Crude Trading, until 2007.	French

Alain Champeaux	Vice President of Africa Middle East Refining and Marketing since 2002.	French

Bertrand Deroubaix	General Secretary, Refining & Marketing since 2008. Corporate Vice President, Competitive Intelligence from 2004 to 2008.	French

Eric de Menten	Senior Vice President, Marketing Europe, Refining & Marketing since 2002.	Belgian

André Tricoire	Senior Vice President, Refining since 2006.	French

Chemicals

Françoise Leroy	General Secretary, Chemicals segment since 2004.	French

Jacques Maigné	Chairman and CEO of Hutchinson subsidiary in the Chemicals segment since 2009. Corporate Vice President, Aerospace, of Hutchinson from 2000 to 2009.	French

Bernard Pinatel	Chief Executive Officer of Bostik S.A. subsidiary in the Chemicals segment since January 2010. Chief Executive Officer of Cray Valley subsidiary in the Chemicals segment from June 2006 to December 2009.	French

Patrick Pouyanné	Deputy General Manager, Chemicals Segment and Deputy General Manager Petrochemicals since 2011. Senior Vice President, Strategy, Business Development and R&D, Exploration & Production division from 2006 to 2011.	French

ELF AQUITAINE S.A.

Set forth below are the name and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Elf Aquitaine. Elf Aquitaine is a direct wholly owned subsidiary of Total S.A. The business address of each of the directors and executive officers of Elf Aquitaine is 2, place Jean Millier, La Défense 6, 92400 Courbevoie, France. Except as otherwise noted, positions specified are positions with Elf Aquitaine.

Name	Principal Occupation or Employment	Citizenship
Patrick de La Chevardière	Chairman of the Board and Chief Executive Officer. The principal occupations or employment and material employment history for the past five years of Mr. de La Chevardière is set forth above.	French

Bernadette Baudier

Director.

Senior Vice-President Finance, Human Resources and Legal, Gas & Power division of Total S.A. since 2008. Control and Cash Management, Gas & Power division of Total S.A. from July 2004 to December 2007.

French

Olivier Cleret de Langavant

Director.

Senior Vice President Strategy-Business Development-R&D, Exploration & Production division since 2011. Senior Vice President, Finance Economics Information Systems from 2009 to 2011. Managing Director, Total E&P Angola from 2005 to 2009.

French

Dominique Guyot	Director. Vice President, Finance, Refining & Marketing division since 2006.	French

Françoise Leroy	Director. The principal occupations or employment and material employment history for the past five years of Ms. Leroy is set forth above.	French

Jérôme Schmitt	Director. Group Treasurer, Total S.A. since January 2009. Vice President, Investor Relations, Total S.A. from January 2006 to January 2009.	French

TOTAL GAZ ELECTRICITE HOLDINGS FRANCE SAS

Set forth below are the name and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of the executive officer of Total Gaz Electricite Holdings France, a direct wholly owned subsidiary of Elf Aquitaine (“Total Gaz”). Total Gaz does not have a board of directors. The business address of the executive officer of Total Gaz is 2, place Jean Millier, La Défense 6, 92400 Courbevoie, France. Except as otherwise noted, positions specified are positions with Total Gaz.

Name	Principal Occupation or Employment	Citizenship
Philippe Boisseau	President. The principal occupations or employment and material employment history for the past five years of Mr. Boisseau is set forth above.	French

TOTAL GAS & POWER USA, SAS

Set forth below are the name and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each executive officer of Purchaser, a direct wholly owned subsidiary of Total Gaz. The Purchaser does not have a board of directors. The business address of each of the executive officers of Purchaser is 2, place Jean Millier, La Défense 6, 92400 Courbevoie, France. Except as otherwise noted, positions specified are positions with Purchaser.

Name	Principal Occupation or Employment	Citizenship
Arnaud Chaperon	President Senior Vice President of New Energies for the Gas & Power division of Total S.A. since 2007.	French

Bernard Clement

Managing Director.

Senior Vice President of Gas Assets, Technology, and Research & Development for the Gas & Power division of Total S.A. since January 1, 2010. Vice President of the Exploration & Production division of Total S.A. from 2003 through 2009.

French

Vincent Schachter

Managing Director.

Vice President of Research and Development for the Gas & Power division of Total S.A. since January 1, 2009. Head of Biotech R&D for the Gas & Power division of Total S.A. from January 2008 to January 2009. Head of Laboratory for CEA from 2007 to 2008. Director of Bioinformatics at the French National Genome Center from 2003 to 2007.

French

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

By Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier or by Hand: Computershare c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021

By Facsimile Transmission:

617-360-6810

To Confirm Facsimile Only:

781-575-2332

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

11 Madison Avenue

New York, New York 10010-3643

212-538-4581

800-318-8219 (toll free)

May 3, 2011